Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

PrivateBancorp, Inc.

and

Piedmont Bancshares, Inc.

Dated as of August 2, 2006

i

(continued)

ii

(continued)

Page

Exhibits
Exhibit A	Form of Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock
Exhibit B	Form of Affiliate Letter and Voting Agreement
Exhibit C	Form of Opinion of Piedmont’s Counsel
Exhibit D	Form of Opinion of Private’s Counsel

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of the 2nd day of August, 2006, by and among PrivateBancorp, Inc., a Delaware corporation (“Private”), and Piedmont Bancshares, Inc., a Georgia corporation (“Piedmont”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Private deems it advisable and in the best interests of its stockholders that Piedmont be merged with and into Private in accordance with the Delaware General Corporation Law (“DGCL”), the Georgia Business Corporation Code (“GBCC”) and this Agreement;

WHEREAS, the Board of Directors of Piedmont, in connection with the Merger (as defined herein) and the other transactions contemplated herein, has determined that this Agreement, the Merger and the other transactions contemplated herein are in the best interests of Piedmont and its shareholders after giving due consideration to all relevant factors, including the short-term and long-term social and economic interests of the employees, customers, shareholders and other constituents of Piedmont and the Bank (as defined below), the communities within which Piedmont and the Bank operate and the consideration offered by Private in relation to the current value of Piedmont available in other freely-negotiated transactions and in relation to the Piedmont’s Board of Directors’ estimate of the future value of Piedmont as an independent entity, and therefore, has unanimously approved the Merger, this Agreement and the plan of merger contained in this Agreement;

WHEREAS, immediately following the merger of Piedmont with and into Private (the “Merger”), Private and Piedmont intend that Piedmont Bank of Georgia, a Georgia state-chartered bank and a wholly-owned subsidiary of Piedmont (the “Bank”), shall become a wholly-owned subsidiary of Private;

WHEREAS, Private and Piedmont intend the Merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the separate existence of Piedmont shall cease and Piedmont shall be merged with and into Private at the Effective Time (as defined below) in accordance with the

DGCL and the GBCC, with Private being the continuing and surviving corporation (the “Surviving Corporation”). At the Effective Time, the title to all real estate and other property, or any interest therein, owned by each of Piedmont and Private shall be vested in the Surviving Corporation without reversion or impairment, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of Piedmont and Private, any claim existing or action or proceeding pending by or against Piedmont or Private may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for Piedmont or Private, as may be appropriate, and neither the rights of creditors nor any liens upon the property of Piedmont or Private shall be impaired by the Merger.

(b) Certificate of Incorporation. The Certificate of Incorporation of Private shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

(c) Bylaws. The Bylaws of Private in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

(d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Private immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the persons who were officers of Private immediately prior to the Effective Time.

Section 1.2 Effective Time. As promptly as practicable on the Closing Date (as hereinafter defined), the parties shall cause the Merger to be consummated by filing the Certificates of Merger (the “Certificates of Merger”) with the respective Secretaries of State of the States of Delaware and Georgia (the “Secretaries of State”) with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the GBCC. The Merger shall become effective at such time as the Certificates of Merger are duly filed with the Secretaries of State (such time as the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the GBCC.

Section 1.4 Conversion of Shares upon the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Private, Piedmont or the holders of Private Common Stock (as defined below) or Piedmont Common Stock (as defined below), the following shall occur:

(a) Private Common Stock. Each share of the common stock, no par value, of Private (“Private Common Stock”) issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or treasury shares of Private Common Stock and shall be unchanged following the Merger.

(b) Piedmont Common Stock. Subject to Section 1.4(c), Section 1.4(e) and Section 2.1(c) and after giving effect to the conversion of preferred stock in accordance with

Section 1.4(d), each share of the common stock, par value $1.00 per share, of Piedmont (“Piedmont Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, as defined in, and pursuant to, Section 1.6.

(c) Piedmont Common Stock Held by Piedmont or Private. All shares of Piedmont Common Stock (other than shares of Piedmont Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are (i) owned by Piedmont as treasury stock, (ii) owned directly or indirectly by Piedmont or the Bank, or (iii) owned directly or indirectly by Private or any of its wholly-owned subsidiaries, shall be cancelled and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(d) Piedmont Preferred Stock. After the execution of this Agreement and prior to the Effective Time, pursuant to the provisions of the Certificate of Designation of Series A Convertible Preferred Stock of Piedmont (the “Certificate of Designation”), as amended pursuant to the Certificate of Amendment (as defined in Section 3.29), each share of Series A Convertible Preferred Stock of Piedmont (the “Piedmont Preferred Stock”) shall be converted into one share of Piedmont Common Stock. Thereafter, such shares of Piedmont Common Stock shall be converted into and become the right to receive the consideration provided in this Agreement.

(e) Dissenting Shares. Each outstanding share of Piedmont Common Stock the holder of which has perfected appraisal rights under Section 14-2-1301 of the GBCC and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the GBCC. Piedmont shall give Private prompt notice upon receipt by Piedmont of any such demands for payment of the fair value of such shares of Piedmont Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Private shall have the right to participate in all negotiations and proceedings with respect to any such demands. Piedmont shall not, except with the prior written consent of Private, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the GBCC. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If after the Effective Time a dissenting shareholder of Piedmont fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Piedmont Common Stock, Private shall issue and deliver the Merger Consideration to which such holder of Piedmont Common Stock is entitled under this Agreement (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Piedmont Common Stock for which payment is being made.

Section 1.5 Stock Options and Warrants. Immediately prior to the Effective Time, each option and warrant granted by Piedmont to purchase shares of Piedmont Common Stock (each an “Option” or “Warrant,” and collectively, “Options” or “Warrants,” as the case may be), which is outstanding and unexercised immediately prior to the Effective Time, shall terminate effective as of the Effective Time and, in consideration therefore, the holder shall receive shares of Private Common Stock (rounded down to the next whole share), with a value, based on the Private Closing Price (as defined below), equal to the excess of the Piedmont Per Share Amount (as defined below) over the exercise price per share of Piedmont Common Stock under such Option or Warrant multiplied by the number of shares of Piedmont Common Stock covered by such Option or Warrant. The number of shares of Private Common Stock issued shall be reduced by the number of such shares having a value equal to the applicable withholding taxes.

Section 1.6 Merger Consideration. (a) Subject to the provisions of this Section 1.6, each share of Piedmont Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.4(c) and Dissenting Shares) shall be converted at the election of the holder thereof, subject to and in accordance with the procedures set forth in this Agreement, into either:

(i) the right to receive in cash from Private, without interest, an amount equal to $29.68 (the “Piedmont Per Share Amount”) (the “Cash Consideration”); or

(ii) the right to receive from Private that number of validly issued, fully paid and nonassessable shares of Private Common Stock equal to the Exchange Ratio (as defined below) (the “Stock Consideration”). The “Exchange Ratio” is determined by dividing (x) the Piedmont Per Share Amount, by (y) the Private Closing Price (as defined below); or

(iii) the right to receive a combination of the foregoing in accordance with the procedures set forth in this Agreement.

(b) “Aggregate Cash Consideration” shall mean the result of the Cash Consideration multiplied by the number of shares of Piedmont Common Stock for which the Cash Consideration is received.

(c) “Aggregate Merger Consideration” shall mean the sum of the Aggregate Cash Consideration and Aggregate Stock Consideration paid by Private pursuant to the terms of this Agreement.

(d) “Aggregate Stock Consideration” shall mean the result of the Stock Consideration multiplied by the number of shares of Piedmont Common Stock for which the Stock Consideration is received.

(e) “Private Closing Price” shall mean the average of the last reported sales price on The Nasdaq Global Select Market (“Nasdaq”) of Private Common Stock for each of the ten (10) trading days next preceding (the first of such ten (10) days herein referred to as the “Pricing Commencement Date”), but not including, the fifth day prior to the Closing Date. Private shall not, within five (5) days of the Pricing Commencement Date and through the Effective Time, declare or establish a record date for a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Private Common Stock; provided however, that if the Private Closing Price as calculated above is less than $39.60, the Private Closing Price shall be deemed, for purposes of determining the number of shares of Private Common Stock to be issued by Private pursuant to this Section 1.6, to be $39.60; and further provided, that if the Private Closing Price as calculated above is greater than $48.40, the Private Closing Price shall be deemed, for purposes of determining the number of shares of Private Common Stock to be issued by Private pursuant to this Section 1.6, to be $48.40. Notwithstanding any provision to the contrary, if the conditions in Section 7.1(h)(i) and (ii) are satisfied, Piedmont shall have the right to terminate this Agreement in accordance with the terms of Section 7.1(h).

(f) “Merger Consideration” means the Stock Consideration, the Cash Consideration or any combination thereof, in each case as determined in accordance with the election and proration procedures set forth in this Section 1.6.

(g) Maximum Conversion Numbers. (i) The total number of shares of Piedmont Common Stock to be converted into the right to receive Cash Consideration for such shares (including any such shares subject to the cash portion of a Mixed Election (as defined below)), shall be 40% of the number of shares of Piedmont Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.4(c) but including Dissenting Shares) (the “Cash Conversion Number”); (ii) the total number of shares of Piedmont Common Stock to be converted into the right to receive Stock Consideration for such shares (including any such shares subject to the stock portion of a Mixed Election) shall be 60% of the number of shares of Piedmont Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.4(c) but including Dissenting Shares) (the “Stock Conversion Number”); and (iii) the maximum number of shares of Private Common Stock which may be issued as Stock Consideration will be equal to the Exchange Ratio multiplied by the Stock Conversion Number and the maximum amount of cash which will be paid as Cash Consideration will be equal to the Cash Consideration multiplied by the Cash Conversion Number.

(h) Adjustments for Dilution and Other Matters. If, between the date of this Agreement and the Effective Time, each of the outstanding shares of Private Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the $39.60 and $48.40 amounts set forth in Section 1.6(e) above shall be adjusted appropriately to provide the holders of Piedmont Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(i) Election Procedures.

(i) All elections contemplated by Section 1.6(a) shall be made on a form designed for that purpose prepared by Private and reasonably acceptable to Piedmont (an “Election Form”). Holders of record of shares of Piedmont Common Stock who hold such shares as nominees, trustees or in other representative capacities (“Representatives”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Piedmont Common Stock held by each such Representative for a particular beneficial owner. References in this Section 1.6(i) to shares of Piedmont Common Stock shall also include shares of Piedmont Preferred Stock to be converted into Piedmont Common Stock as described in Section 1.4(d) above.

(ii) The Election Form shall be mailed on the same date as the date on which the Proxy Statement (as defined in Section 5.16) is mailed to all holders of record of shares of Piedmont Common Stock or Piedmont Preferred Stock as of the record date of the Shareholders’ Meeting (as defined below). Thereafter Piedmont and Private shall each use reasonable efforts to (i) mail the Election Form to all persons who become record holders of shares of Piedmont Common Stock during the period between the record date for the Shareholders’ Meeting and 5:00 p.m., Atlanta, Georgia Time, on the day five (5) business days prior to the date of the Shareholders’ Meeting and (ii) make the Election Form available to all persons who become holders of shares of Piedmont Common Stock subsequent to such day and no later than the close of business on the day prior to the Shareholders’ Meeting. In order to be effective, an Election Form must be received by the Exchange Agent (as defined below), on or before 5:00 p.m., Atlanta, Georgia Time, on the business day prior to the Shareholders’ Meeting (or such other time and date as Private and Piedmont may mutually agree) (the “Election Deadline”); provided, however that the Election Deadline may not occur on or after the Closing Date. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing Piedmont Common Stock (“Certificate(s)”) (or customary affidavits and, if required by Private pursuant to Section 2.1(a), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Piedmont Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. All elections will be revocable until the Election Deadline and thereafter shall be irrevocable.

(iii) Each Election Form shall entitle the holder of shares of Piedmont Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive the Cash Consideration with respect to some of such holder’s shares and the Stock Consideration with respect to such holder’s remaining shares (a “Mixed Election”), or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Shares of Piedmont Common Stock as to which a valid Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” The aggregate number of shares of Piedmont Common Stock as to which a valid Cash Election is made is referred to herein as the “Cash Election Number.” Shares of Piedmont Common Stock as to which a valid Stock Election has been made (including pursuant to a Mixed Election)

are referred to herein as “Stock Election Shares.” The aggregate number of shares of Piedmont Common Stock as to which a valid Stock Election is made is referred to herein as the “Stock Election Number.” Shares of Piedmont Common Stock as to which a Non-Election is deemed in effect are referred to as “Non-Election Shares.” All shares of Piedmont Common Stock of a holder whose properly completed Election Form is not received by the Exchange Agent prior to the Election Deadline shall be deemed to be Non-Election Shares. If the Exchange Agent shall have determined that any purported election was not properly made, such purported election shall be deemed to be of no force and effect and the shares of Piedmont Common Stock subject to such purported election shall for purposes hereof be deemed to be Non-Election Shares.

(j) Proration Procedures. As soon as practicable after the Election Deadline, Private shall cause the Exchange Agent to effect the allocation among holders of Piedmont Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then:

(A) all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and

(B) each holder of Stock Election Shares shall have the right to receive:

(1) the number of shares of Private Common Stock equal to the product obtained by multiplying (a) the number of Stock Election Shares held by such holder by (b) the Exchange Ratio by (c) a fraction (rounded to four decimal places) the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number (the “Stock Proration Factor”), and

(2) cash in an amount equal to the product obtained by multiplying (a) the number of Stock Election Shares held by such holder by (b) the Cash Consideration by (c) one minus the Stock Proration Factor.

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then:

(1) all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

(2) each holder of Non-Election Shares shall have the right to receive (a) the number of shares of Private Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then:

(1) all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(2) each holder of Cash Election Shares shall have the right to receive (a) the number of shares of Private Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the Cash Election Number (the “Cash Proration Factor”) and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.

(iii) Notwithstanding the foregoing, but subject to Section 5.22(d), Private may, in its sole discretion, direct at any time prior to the Effective Time that the proration procedures provided in this subsection (e) not be implemented.

Section 1.7 The Closing. Consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held upon the satisfaction or waiver of all of the conditions to the Merger set forth herein, which Closing shall take place at 10:00 a.m., local time, at the office of Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois 60601 on a date mutually agreeable to the parties hereto, but in no event later than the five (5) business day after all of the conditions to the Merger set forth herein have been satisfied or waived, unless the parties mutually agree to another date (hereinafter referred to as the “Closing Date”).

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Exchange of Piedmont Common Stock. (a) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than five (5) business days following the Effective Time, LaSalle Bank, N.A. or such other firm selected by Private and reasonably acceptable to Piedmont (the “Exchange Agent”), pursuant to documentation reasonably acceptable to Private and Piedmont consistent with the terms hereof, shall mail to each holder of record of a Certificate who did not previously submit a properly completed Election Form together with duly executed transmittal materials prior to the Election Deadline: (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (in the form or forms determined in accordance with the provisions of Section 1.6). Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, (i) a certificate evidencing the whole number of shares of Private Common Stock into which the shares of Piedmont Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.6, if any, plus (ii) a check for the aggregate amount of cash, without interest, which such holder would be entitled to receive pursuant to Section 1.6, if any, including any cash amount payable in lieu of fractional shares in accordance with Section 2.1(c). Certificates so surrendered shall be cancelled. Private shall direct the Exchange Agent to make such deliveries within five (5) business days of the receipt of all required documentation. If any Private Common Stock to be exchanged for shares of Piedmont Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Private having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of Piedmont of any shares of Piedmont Common Stock outstanding immediately prior to the Effective Time and any such shares of Piedmont Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 1.6 above.

(b) Failure to Exchange Piedmont Common Stock. No dividends or other distributions declared after the Effective Time with respect to Private Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Private Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Private Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Private Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Private Common Stock pursuant to this Section 2.1(b) shall be paid or delivered by Private to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Private after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Private for payment or delivery of such dividends or distributions, as the case may be. Any shares of Private Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 2.1(b) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Private which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

(c) Fractional Shares. No certificates or scrip representing fractional shares of Private Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Private shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Private. In lieu of any fractional share of Private Common Stock, Private shall cause to be paid to each holder of shares of Piedmont Common Stock who otherwise would be entitled to receive a fractional share of Private Common Stock an amount of cash, rounded to the nearest cent (without interest), equal to the product of such fraction multiplied by the Private Closing Price.

(d) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Piedmont Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

(e) Exchange Fund. On the date the Effective Time occurs, Private shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of Piedmont Common Stock, for exchange in accordance with the terms of this Agreement, an aggregate amount of cash, sufficient to pay the aggregate Cash Consideration payable pursuant to Section 1.6 of this Agreement (plus an additional amount of cash sufficient to cover amounts payable in lieu of any fractional shares of Piedmont Common Stock) (the “Exchange Fund”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PIEDMONT

Except as disclosed in the disclosure schedule (the “Piedmont Disclosure Schedule”) delivered by Piedmont to Private prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Piedmont’s covenants contained herein, provided, however, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.1) on Piedmont), Piedmont represents and warrants to Private that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article III), subject to the standard set forth below in this paragraph, and except as to any representation or warranty which specifically relates to a specified date, which only need be so correct as of such specified date. No representation or warranty of Piedmont contained in this Article III shall be deemed not complete, untrue or incorrect, and Piedmont shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances has had, or is reasonably likely to have, a Material Adverse Effect with respect to Piedmont, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply (a) as of the date of this Agreement to representations and warranties contained in Sections 3.1(a) (except as to the licensing and qualification in other jurisdictions), 3.1(b), 3.1(c) (except as to the licensing and qualification in other jurisdictions), 3.2 (except as provided in subparagraphs (c) and (d)), 3.4(a), 3.5, 3.6, 3.13(c)(ii) and (viii), 3.13(f), 3.13(g), 3.15(a) and 3.20(a), which representations and warranties shall be deemed not complete, untrue, incorrect and breached only if they are not complete, true and correct in all material respects as of such date based upon the standards and qualifications contained therein and (b) at any time to the representations and warranties under Sections 3.2 (as to outstanding shares of Piedmont Common Stock, shares of Piedmont Preferred Stock, options and warrants), 3.3, 3.10, 3.24 and 3.30, which representations and warranties shall be true and correct in all material respects at all times.

Section 3.1 Corporate Organization.

(a) Piedmont is a corporation organized and validly existing under the laws of the State of Georgia. Piedmont has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Piedmont or the Bank. Piedmont is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). True and complete copies of the Articles of Incorporation and Bylaws of Piedmont, as in effect as of the date of this Agreement have been provided to Private. As used in this Agreement, the term “Material Adverse Effect” means with respect to Piedmont and the Bank, any effect that (1) is or is reasonably likely to be material and adverse to the financial condition, business or results of operations of Piedmont and the Bank taken as a whole or (2) would prevent or materially impair the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and other laws of general applicability or interpretations thereof by courts or Governmental Authorities (as defined below), (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) this Agreement and the transactions contemplated hereby and the announcement hereof, (iv) actions or omissions of Piedmont taken with the prior written consent of Private, (v) changes attributable to or resulting from changes in general economic conditions affecting similarly situated banks, saving institutions or their holding companies generally and (vi) any modifications or changes to valuation policies and practices of Piedmont or any of its subsidiaries in connection with the Merger or restructuring charges, in each case taken with the prior written approval of Private, in connection with the Merger, in each case in accordance with GAAP.

(b) As of the date of this Agreement, the Bank is Piedmont’s sole wholly-owned, direct subsidiary. The Bank has no subsidiaries. Except as set forth in Schedule 3.1(b) of the Piedmont Disclosure Schedules, Piedmont does not own or hold any options, warrants, calls or commitments of any character relating to, any voting or non-voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the Bank.

(c) The Bank is duly organized and validly existing as a banking corporation under the laws of the State of Georgia. The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDI Act”) and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Bank Insurance Fund to the full extent permitted under applicable laws. The Bank (i) is qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect on Piedmont or the Bank, and (ii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Schedule 3.1(c) of the Piedmont Disclosure Schedules, the Bank does not own, or hold any options, warrants, calls or commitments of any character relating to, any voting or non-voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.

Section 3.2 Capitalization and Shareholders. (a) As of the date hereof, the authorized, issued and outstanding capital stock of Piedmont consists of the following:

Class of Stock	Par Value	Authorized	Issued	Outstanding	Treasury
Common	$1.00	10,000,000	1,073,000	1,073,000	0
Preferred	1.00	5,000,000	260,870	260,870	0

(b) All of the issued and outstanding shares of Piedmont Common Stock and Piedmont Preferred Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Piedmont Common Stock and Piedmont Preferred Stock were issued in violation of any preemptive rights of the current or past shareholders of Piedmont, and, there exist no prior rights of any party to acquire such shares. All of the issued and outstanding shares of Piedmont Common Stock as of the relevant record date will be entitled to vote to adopt the Agreement and Certificate of Amendment, and all of the issued and outstanding shares of Piedmont Preferred Stock as of the relevant record date will be permitted to vote to adopt the Certificate of Amendment.

(c) As of the date hereof, Piedmont has 315,000 shares of Piedmont Common Stock reserved for issuance under the stock option plans for the benefit of employees and directors of Piedmont and the Bank (the “Piedmont Option Plans”) pursuant to which options covering an aggregate of 267,500 shares of Piedmont Common Stock are outstanding as of the date hereof with an average exercise price of $11.57 per share. As of the date hereof, all of the shares of Piedmont Common Stock authorized to be issued under the Piedmont Option Plans have been awarded, vested and distributed, except as set forth on Schedule 3.2(c) of the Piedmont Disclosure Schedule. As of the date hereof, there were warrants to purchase an aggregate of 110,000 shares of Piedmont Common Stock outstanding at a price of $10.00 per share. Except as set forth in Section 3.2(a), this Section 3.2(c) and Schedule 3.2(c) of the Piedmont Disclosure Schedule, there are no shares of capital stock or other equity securities of Piedmont outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Piedmont, or contracts, commitments, understandings, or arrangements by which Piedmont is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each outstanding option and warrant is exercisable or will be exercisable as of the date set forth on Schedule 3.2(c) of the Piedmont Disclosure Schedule and has an exercise price in the amount set forth on Schedule 3.2(c) of the Piedmont Disclosure Schedule.

(d) Schedule 3.2(d) of the Piedmont Disclosure Schedule accurately identifies the names and addresses of all of the shareholders who, to Piedmont’s knowledge (as defined below), beneficially own more than 5% of the outstanding shares of Piedmont Common Stock or the right to acquire more than 5% of the outstanding shares of Piedmont Common Stock and/or of shares of Piedmont Preferred Stock, and the number of shares of Piedmont Common Stock and Piedmont Preferred Stock held by each such shareholder and by each director and senior officer of Piedmont. From the date hereof until the Effective Time, Piedmont shall, upon request, provide Private with (i) a complete list of all of its shareholders of record, including the names, addresses and number of shares of Piedmont Common Stock and Piedmont Preferred Stock held by each shareholder, and (ii) any correspondence between Piedmont and any shareholder of Piedmont.

(e) Except as set forth on Schedule 3.2(e) of the Piedmont Disclosure Schedules, no capital stock of the Bank is or may become required to be issued (other than to Piedmont) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Bank. There are no contracts, commitments, understandings or arrangements relating to the rights of Piedmont to vote or to dispose of shares of the capital stock of the Bank. All of the shares of capital stock of the Bank held by Piedmont have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned by Piedmont free and clear of any claim, lien or encumbrance.

Section 3.3 Authority. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly approved and authorized by Piedmont’s Board of Directors, and all necessary corporate action on the part of Piedmont (except for the Requisite Shareholder Approval) has been taken. This Agreement has been duly executed and delivered by Piedmont and, subject to the approval of the shareholders of Piedmont and any federal or state governmental authority or regulatory agency as may be required by applicable law (the “Governmental Authorities”), will constitute the valid and binding obligations of Piedmont, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Except as set forth on Schedule 3.3 of the Piedmont Disclosure Schedules, neither the Articles of Incorporation nor the Bylaws of Piedmont will need to be amended to effectuate the transactions contemplated by this Agreement.

Section 3.4 Conflicts. The execution and delivery of this Agreement by Piedmont does not, and the consummation of the transactions contemplated hereby will not (a) conflict with or result in any violation of the respective Articles of Incorporation or Bylaws of Piedmont or the Bank, or (b) conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Piedmont or the Bank or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect on Piedmont or the Bank, or (ii) will be cured, by valid amendment or otherwise, or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Piedmont or the Bank in connection with the execution and delivery of this Agreement, or the consummation by Piedmont or the Bank of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect, except for those relating to: any application or notice with the Governmental Authorities; the Private’s Registration Statement to be filed with the SEC; the filing of the Certificates of Merger with the Secretaries of State; and any antitrust filings, consents, waivers or approvals.

Section 3.5 Financial Statements. True, correct and complete copies of the following financial statements (collectively referred to as the “Piedmont Financial Statements”) have been provided to Private:

(a) the audited consolidated Balance Sheet of Piedmont for the fiscal years ended December 31, 2005 and 2004, and the related consolidated Statements of Income, Statements of Comprehensive Income, Statements of Stockholders’ Equity, and Statements of Cash Flows for the fiscal years then ended;

(b) the Bank’s Call Report for the twelve month period ended December 31, 2005;

(c) Piedmont’s FR-Y9 as of December 31, 2005 as filed with the FRB (as hereafter defined); and

(d) unaudited consolidated Statement of Income of Piedmont for the period commencing January 1, 2006 and ending June 30, 2006 and an unaudited consolidated balance sheet as of such period end.

The financial statements described in clause (a) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) consistently applied and fairly present the consolidated financial condition and results of operations of Piedmont and the Bank at the date and for the period presented. The financial statements described in clauses (b) and (c) above have been prepared on a basis consistent with Piedmont’s past accounting practices and as required by applicable rules and regulations. The financial statements described in clause (d) have been prepared in conformity with GAAP applied on a basis consistent with the preparation of the Piedmont Financial Statements described in clauses (a) through (c) above, subject to normal audit and year-end adjustments and need not include notes; provided that such Statement of Income shall reflect adjustments so as to exclude the effects of expenses attributable to this Agreement and the transactions contemplated hereby.

Section 3.6 Absence of Certain Changes or Events.

(a) Except as set forth in Schedule 3.6(a) of the Piedmont Disclosure Schedules, since December 31, 2005, no event has occurred which has had a Material Adverse Effect on Piedmont or the Bank or, to Piedmont’s “knowledge” (as defined below), no event has occurred which is reasonably likely to have a Material Adverse Effect on Piedmont or the Bank.

(b) For purposes of this Agreement, “Piedmont’s knowledge”, “knowledge of Piedmont” or words of similar effect means the actual knowledge, after due inquiry, of any one of Brian Schmitt, Anthony Mannino, Mark Hancock, Jody Wirtz and Sandra Fuller.

(c) Except as set forth in Schedule 3.6(c) of the Piedmont Disclosure Schedules, since December 31, 2005, Piedmont and the Bank have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice and, since the date of this Agreement, consistent with the restrictions set forth in Section 5.2.

Section 3.7 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the audited Consolidated Balance Sheet of Piedmont for the fiscal year ended December 31, 2005, liabilities disclosed in Schedule 3.7 of the Piedmont Disclosure Schedules, liabilities less than $50,000 individually or $100,000 in the aggregate, and liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2005, Piedmont and the Bank, to the knowledge of Piedmont, have not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

Section 3.8 Consents and Approvals. Except as set forth on Schedule 3.8 of the Piedmont Disclosure Schedules, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other Governmental Authority are necessary in connection with the execution and delivery by Piedmont of this Agreement and the consummation by Piedmont of the Merger and the other transactions contemplated hereby except for (a) the filing of applications with the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank (the “FRB”), the Securities and Exchange Commission (“SEC”) and the Georgia Department of Banking and Finance (“GDBF”) and the approval of such applications by the FRB, SEC and GDBF (the “Regulatory Applications”), and (b) the filing of the Certificates of Merger with the Secretaries of State under the DGCL and the GBCC.

Section 3.9 Reports. (a) Piedmont and the Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file during the five (5) years preceding the date hereof with (i) the FRB, (ii) the FDIC, (iii) the GDBF, (iv) any state regulatory authority, and (v) any self-regulatory organization with jurisdiction over any of the activities of Piedmont or the Bank, and all other reports and statements required to be filed by them, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Governmental Authority (the “Piedmont Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments will not have a Material Adverse Effect on Piedmont or the Bank. As of their respective filing dates, each of the Piedmont Reports (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the Governmental Authority with which they were filed. To the knowledge of Piedmont, none of the Piedmont Reports contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither Piedmont nor the Bank is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by any Governmental Authority that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each a “Piedmont Regulatory Agreement”), and neither Piedmont nor the Bank has been advised during the five (5) years preceding the date hereof by any Governmental Authority that it is considering issuing or requesting any such Piedmont Regulatory Agreement.

(b) Except for examinations or reviews conducted by the Regulatory Agencies in the ordinary course of the business of Piedmont or the Bank, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the knowledge of Piedmont, investigation into the business or operations of Piedmont or the Bank within the past five (5) years nor, to the knowledge of Piedmont, has any such proceedings or investigation been threatened or is currently pending. Except as disclosed in Schedule 3.9(b) of the Piedmont Disclosure Schedules, there is no unresolved violation, criticism or exception noted by any Governmental Authority with respect to any Piedmont Report other than those that have not had and are not expected to have a Material Adverse Effect on the business of Piedmont or the Bank that is subject to the Governmental Authority.

Section 3.10 Broker’s Fees; Other Transaction Fees. (a) Other than the financial advisory services performed for Piedmont by FIG Partners, neither Piedmont nor the Bank, nor any of their respective shareholders, officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for Piedmont or the Bank in connection with this Agreement or the transactions contemplated hereby. A copy of Piedmont’s agreement with FIG Partners has been made available to Private and the fee payable under such agreement is included in Schedule 3.10 of the Piedmont Disclosure Schedules. No other action has been taken by Piedmont or the Bank that would give rise to any claim by any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(b) There are no fees and expenses paid, incurred or expected to be incurred by Piedmont or the Bank for legal, investment banking, accounting and other professional services received in connection with this Agreement or any of the transactions contemplated hereby, except (i) the fees set forth in Section 3.10(a) above, (ii) the reasonable accounting fees of Dixon Hughes PLLC, and (iii) the reasonable legal fees of Womble Carlyle Sandridge & Rice, PLLC billed at an hourly rate.

Section 3.11 Legal Proceedings; Defaults. Except as set forth on Schedule 3.11 of the Piedmont Disclosure Schedules:

(a) There is no pending or, to the knowledge of Piedmont, threatened litigation or other legal, administrative, arbitration or other proceeding, claim, action or investigation of any nature against Piedmont or the Bank or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, having, or which would have in the future, any such effect;

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated bank holding companies or banks) imposed upon Piedmont, the Bank or the assets of Piedmont or the Bank; and

(c) To the knowledge of Piedmont there has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Piedmont or the Bank under any contract, commitment, or other material obligation to which Piedmont, the Bank or their respective properties is subject, and neither Piedmont nor the Bank has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Material Adverse Effect on the business of Piedmont or the Bank. To the knowledge of Piedmont, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

Section 3.12 Taxes and Tax Returns.

(a) Except as set forth on Schedule 3.12 of the Piedmont Disclosure Schedules, Piedmont, the Bank and each other company (including any limited liability company) or joint venture where Piedmont or the Bank owns more than 50% of the equity interest of such company or venture measured by vote and value (a “Tax Subsidiary”) have filed all federal, state, county, foreign and local Tax Returns (as defined in Section 3.12(c)) required to be filed (all such Tax Returns being accurate and complete in all material respects). All Taxes (as defined in Section 3.12(c)) required to be shown on such Tax Returns have been paid when due. Except as set forth on Schedule 3.12 of the Piedmont Disclosure Schedules, no application for an extension of time for filing a Tax Return or consent to any extension of the period of limitations applicable to the assessment or collection of any Tax is in effect with respect to Piedmont, the Bank or any Tax Subsidiary. Except as set forth in Schedule 3.12, none of Piedmont, the Bank or any Tax Subsidiary is delinquent in the payment of any Taxes. Adequate reserves for Taxes (including any penalties and interest) payable by Piedmont, the Bank or any Tax Subsidiary have been made on the books of Piedmont and on the most recent Piedmont Financial Statements. No taxing authority has asserted any claims for, Taxes or assessments which remain unpaid upon Piedmont, the Bank or any Tax Subsidiary or notified Piedmont, the Bank or any Tax Subsidiary of any audit. Except as set forth in Schedule 3.12, none of Piedmont, the Bank or any Tax Subsidiary has received any written notice of a proposed audit or proposed deficiency for any Tax which remains unpaid. In addition, proper and accurate amounts have been withheld by Piedmont, the Bank and each Tax Subsidiary from each of their employees, partners, members, shareholders or holders of deposit accounts for all prior periods in compliance in all material respects with the Tax withholding provisions of applicable federal, state, foreign and local laws. There are no Tax liens upon any property or assets of Piedmont, the Bank or any Tax Subsidiary, except for liens for Taxes not yet past due.

(b) Piedmont has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Code) where Piedmont was not the common parent of the group. Neither Piedmont, nor the Bank or any Tax Subsidiary is, or has been, a party to a tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding Tax liability to anyone other than Piedmont, the Bank or any Tax Subsidiary.

(c) As used in this Agreement, the term “Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including but not limited to all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 3.13 Employee Benefit Plans.

(a) (i) Piedmont Plan. The term, “Piedmont Plan” includes each bonus, deferred compensation, pension, retirement, profit sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, stock appreciation right, restricted stock and stock option plan, each employment, consulting, severance contract or recognition and retention, each other material employee benefit plan, any applicable “change in control” or similar provisions in any plan, program, policy, contract or arrangement, and each other benefit plan, contract, program, policy or arrangement, oral or written, including but not limited to, each employee benefit plan, as defined in Section 3(3) of ERISA (other than a Piedmont Multiemployer Plan and including any terminated Piedmont Plans) that currently or since January 1, 2002: (1) is or has been maintained for directors, former directors, employees and former employees of Piedmont or of any Piedmont Control Group member or (2) to which Piedmont or any Piedmont Control Group member made or was required to make contributions.

(ii) Piedmont Qualified Plan. The term “Piedmont Qualified Plan” means any Piedmont Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) Piedmont Title IV Plan. The term “Piedmont Title IV Plan” means any Piedmont Qualified Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) and is subject to Title IV of ERISA.

(iv) Piedmont Multiemployer Plan. The term “Piedmont Multiemployer Plan” means any employee benefit plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA and to which Piedmont or any Piedmont Control Group member has or had any obligation to contribute.

(v) Piedmont Control Group. The term “Piedmont Control Group” means a controlled group of corporations of which Piedmont or the Bank is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with Piedmont or the Bank within the meaning of Section 414(c) of the Code, or any affiliated service group of which Piedmont or the Bank is a member within the meaning of Section 414(m) of the Code.

(vi) ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(b) All Piedmont Plans are listed in Schedule 3.13(b) of the Piedmont Disclosure Schedules.

(c) (i) Each Piedmont Plan has been administered in material compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA and the Code), regulations or interpretations thereunder.

(ii) Neither Piedmont nor any Piedmont Control Group member currently or at any time maintains or maintained, or contributes or contributed to, or is required to contribute to, any Piedmont Title IV Plan or any Piedmont Multiemployer Plan.

(iii) Neither Piedmont nor any Piedmont Control Group member, nor any of their respective employees, directors, or any fiduciaries, nor any Piedmont Plan has been a party to or has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Piedmont is contemplated herein, in violation of Section 406(a) or (b) of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

(iv) Each Piedmont Qualified Plan is the subject of a favorable Internal Revenue Service determination with respect to qualification (a copy of the most recent favorable determination letter has been made available to Private) and, except as disclosed on Schedule 3.13(c)(iv) of the Piedmont Disclosure Schedules, no event has occurred which will or could give rise to disqualification of such Piedmont Plan under Section 401(a) or 501(a) of the Code or to a material liability under Section 511 of the Code.

(v) No matter is pending relating to any Piedmont Plan before any court or Governmental Authority.

(vi) None of the payments contemplated by Piedmont, the Bank or by or under any Piedmont Plan will constitute excess parachute payments as defined in Section 280G of the Code.

(vii) All group health plans of Piedmont and the Bank (including any plans of current and former affiliates of Piedmont and the Bank which must be taken into account under Section 4980B of the Code or Sections 601-609, 701-702 and 711-713 of ERISA) have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA, to the extent such requirements are applicable.

(viii) There have been no acts or omissions by Piedmont or the Bank which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapter 43 of the Code, for which Piedmont, the Surviving Corporation or the Bank may be liable.

(d) (i) Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Piedmont Plan, have been provided to Private. These documents include, but are not limited to, the following: employment, severance and other individual agreements, Piedmont plan documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with governmental agencies, investment manager and investment adviser contracts, and actuarial reports, audit reports, financial statements and annual reports (Form 5500) for the most recent three plan years ending before the date of this Agreement.

(ii) All contributions payable to each Piedmont Plan for all benefits earned and other liabilities accrued through the date of this Agreement, determined in accordance with the terms and conditions of such Piedmont Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the Consolidated Statement of Financial Condition of Piedmont as of the date of this Agreement.

(e) There is no pending or, to the knowledge of Piedmont, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of the Piedmont Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Piedmont or the Bank which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in any material liability on the part of Piedmont or the Bank or any such Plan.

(f) Neither Piedmont nor the Bank is a party to or bound by any collective bargaining agreement and, to Piedmont’s knowledge, no labor union claims to or is seeking to represent any employees of Piedmont or the Bank.

(g) There are no obligations of Piedmont or the Bank under any Piedmont Plan or otherwise to provide severance or other post-termination compensation or post-employment health or welfare benefits to any present or former employees, directors or their dependents (other than rights under any Piedmont Plan listed on Schedule 3.13(b) of the Piedmont Disclosure Schedules, or Section 4980B of the Code or Section 601 of ERISA relating to COBRA).

Section 3.14 Compliance with Applicable Law. (a) The businesses of Piedmont and the Bank are not being conducted in violation of any applicable federal and state laws, ordinances and regulations of any Governmental Authority, including, without limitation, the FDI Act, any laws affecting financial institutions (including the Bank Secrecy Act, the USA Patriot Act, and those pertaining to the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Piedmont or the Bank, except for possible violations which either singly or in the aggregate do not have a Material Adverse Effect on Piedmont or the Bank.

(b) The policies, programs and practices of Piedmont and the Bank relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to Piedmont’s knowledge, threatened, against Piedmont or the Bank alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the knowledge of Piedmont, there is no basis for any valid claim or charge with regard to such matters.

(c) No investigation or review by any Governmental Authority with respect to Piedmont or the Bank is pending or, to the knowledge of Piedmont, threatened, nor has any Governmental Authority indicated to Piedmont an intention to conduct the same, other than normal bank regulatory examinations.

Section 3.15 Material Contracts. (a) Except as set forth in Schedule 3.15 of the Piedmont Disclosure Schedules, neither Piedmont nor the Bank is a party to or bound by:

(i) any contract, arrangement, commitment or understanding (whether written or oral) in an amount in excess of $50,000 per annum with respect to the employment, severance, termination or compensation of any directors, officers or employees that is not terminable without liability on thirty (30) days’ (or less) notice;

(ii) any contract, arrangement, commitment or understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Piedmont, the Bank, Private, the Surviving Corporation, or any of their respective subsidiaries to any officer, director or employee thereof or to the trustee under any “rabbi trust” or similar arrangement;

(iii) any contract, arrangement, commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement;

(iv) any agreement of indemnification or guaranty between Piedmont or the Bank and any of their officers or directors;

(v) any agreement, contract or commitment currently in force relating to the disposition or acquisition of any of Piedmont’s or the Bank’s assets or business (other than dispositions or acquisitions made in the ordinary course or dispositions or acquisitions less than $100,000);

(vi) any voting agreement, voting trust, shareholder agreement or other similar agreement which restricts the voting or disposition of Piedmont Common Stock;

(vii) any partnership, limited liability company, joint venture or other similar agreement or arrangement, or any options or rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such person;

(viii) any agreement that restricts or contains limitations on the ability of Piedmont or the Bank to compete in any line of business (including geographic limitations), to solicit customers or to solicit or hire employees;

(ix) any agreement which relates to funded indebtedness owed by Piedmont or the Bank, or the guarantee thereof (other than contracts evidencing deposit liabilities, purchases of federal funds, repurchase agreements, trade payables and contracts relating to borrowings or guarantees made in the ordinary course of business);

(x) any mortgage, pledge, indenture or security agreement or similar agreement (whether incurred, assumed, guaranteed, secured by any asset or otherwise) constituting a lien upon the assets or properties of Piedmont or the Bank;

(xi) any agreement for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000, other than in the ordinary course of business;

(xii) any agreement involving intellectual property or relating to the provision of data processing, network communication or other technical services to or by Piedmont or the Bank, other than agreements entered into in the ordinary course of business;

(xiii) any lease or license of personal property (whether tangible or intangible, including intellectual property and software), whether as licensor or licensee involving payments or receipts in excess of $50,000 per annum;

(xiv) contract or commitment for the performance of services involving an amount in excess of $50,000 per annum; or

(xv) any other agreement, if the performance remaining thereunder involves aggregate consideration to or by Piedmont or the Bank in excess of $250,000 per annum, and such agreement is not cancelable, without material penalty, by Piedmont or the Bank on 180 days’ or less notice.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a) and set forth on Schedule 3.15(a) of the Piedmont Disclosure Schedules is referred to herein as a “Piedmont Contract,” and a copy of each Piedmont Contract has been made available to Private. To the knowledge of Piedmont, Piedmont and the Bank are not in breach of any Piedmont Contract and is unaware of and has received no written notice of any breach of any Piedmont Contract by any of the parties thereto and neither Piedmont nor the Bank has waived any material right under any Piedmont Contract.

(b) (i) Each Piedmont Contract is valid and binding on Piedmont or the Bank, as the case may be, and is in full force and effect,

(ii) Piedmont and the Bank have each performed all material obligations required to be performed by it to date under each Piedmont Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not give rise to remedies under the applicable Piedmont Contract, and

(iii) To the knowledge of Piedmont, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Piedmont or the Bank under any such Piedmont Contract, except where any such default would not give rise to remedies under the applicable Piedmont Contract, and

(iv) Except as disclosed on Schedule 3.15 of the Piedmont Disclosure Schedules, none of the Piedmont Contracts contains an express prohibition against a change of control of Piedmont or the Bank (or requires written consent or notice to the other party), or contains any other provision which would preclude Private from exercising and enjoying all of the rights, remedies and obligations of Piedmont or the Bank, as the case may be, under such Piedmont Contracts.

Section 3.16 Investment Securities. (a) Each of Piedmont and the Bank has good and marketable title to all securities held by it (except as set forth on Schedule 3.16(a) of the Piedmont Disclosure Schedules or held in any fiduciary capacity), free and clear of any lien. Except as otherwise disclosed on Schedule 3.16(a) of the Piedmont Disclosure Schedules, none of the investments reflected in Piedmont Financial Statements and none of the investments made by Piedmont or the Bank since June 30, 2006, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Piedmont or the Bank freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Piedmont or the Bank is a party, Piedmont or the Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth on Schedule 3.16(a) of the Piedmont Disclosure Schedules, neither Piedmont nor the Bank has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Piedmont or the Bank to repurchase or otherwise reacquire any such assets. Set forth on Schedule 3.16(a) of the Piedmont Disclosure Schedules is a complete and accurate list as of June 30, 2006, of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by Piedmont or the Bank, showing the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the cost and estimated fair value of the marketable equity securities.

(b) All United States Treasury securities, obligations of other United States government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity,” “available for sale” and “trading” held by Piedmont or the Bank, as reflected in the Piedmont Financial Statements were classified and accounted for in accordance with S.F.A.S. 115 and the intentions of management.

Section 3.17 Insurance. Schedule 3.17 of the Piedmont Disclosure Schedules describes all policies of insurance in which Piedmont or the Bank is named as a primary insured party or which otherwise relate to or cover any assets or properties of Piedmont or the Bank and copies of all such policies have previously been made available by Piedmont to Private. Piedmont and the Bank each maintain insurance with an insurer, which in the reasonable judgment of management of Piedmont is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. Piedmont and the Bank maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by Piedmont and the Bank have been filed in due and timely fashion. Each of such policies is in full force and effect, and the coverage provided under such policies complies with the requirements of any contracts binding on Piedmont or the Bank relating to such assets or properties. Except as set forth in Schedule 3.17 of the Piedmont Disclosure Schedules, neither Piedmont nor the Bank has received any notice of cancellation or termination with respect to any material insurance policy applicable to Piedmont or the Bank.

Section 3.18 Allowance for Loan Losses. The allowance for loan losses set forth in the Piedmont Financial Statements is reasonably adequate in all material respects under applicable regulatory requirements to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of June 30, 2006, and based on GAAP. Except as set forth in Schedule 3.18 of the Piedmont Disclosure Schedules, the aggregate loan balances of the Bank at such date in excess of such allowance are, to the knowledge of Piedmont, collectible in accordance with their terms.

Section 3.19 Title to Properties; Leases.

(a) Schedule 3.19 of the Piedmont Disclosure Schedules sets forth a list of all real property owned or leased by Piedmont or the Bank, including but not limited to the Bank’s owned real estate (“REO”), and a description of the size, use and location thereof. Copies of all leases referenced therein have been made available to Private by Piedmont. Except as set forth on Schedule 3.19(a) of the Piedmont Disclosure Schedules, Piedmont or the Bank, as applicable, is the owner of good and marketable title to all real properties and is the owner of good title to all other property and assets, tangible and intangible, that it claims or otherwise purports to own to the extent it claims or otherwise purports to own them (including, without limitation, all of its assets reflected in the Piedmont Financial Statements for the fiscal year ended December 31, 2005 or that it purports to have acquired since December 31, 2005), free and clear of any liens, except for (the following collectively referred to as “Permitted Exceptions”) (i) pledges and liens given to secure deposits and other banking liabilities arising in the ordinary course of business, (ii) liens for current taxes not yet due and payable, (iii) all easements, covenants, conditions, assignments, defects, restrictions, exceptions, reservations and other encumbrances, which do not materially interfere with the use or operation of the property as the same is being currently used and operated, or render title to any material portion of any material asset unmarketable, (iv) all leases, subleases and any memoranda thereof and any non-disturbance agreements with tenants, subtenants or other occupants of any property as reflected on Schedule 3.19(a) of the Piedmont Disclosure Schedules or (v) any liens, encumbrances, objections or other matters which are caused or created by or on behalf of Private or the Surviving Corporation.

(b) Each lease under which Piedmont or the Bank is the lessee of any real or personal property is and will be, upon consummation of the Merger, in full force and effect, and Piedmont or the Bank has been in peaceable possession of the property covered thereby since the commencement of the original term of such lease. Except as set forth in Schedule 3.19(b) of the Piedmont Disclosure Schedules, no right of approval or consent on the part of the lessor under any such lease exists or will be required to be obtained in connection with consummation of the transactions contemplated by this Agreement. No waiver, indulgence or postponement of Piedmont’s or the Bank’s obligations under any such lease has been granted by the lessor thereunder, or of such lessor’s obligations by Piedmont or the Bank and neither Piedmont nor the Bank nor, to the knowledge of Piedmont, the lessor under any such lease has violated, in any material respect, any of the terms or conditions of such lease, and all of the material covenants to be performed by Piedmont or the Bank and the lessor as of the date hereof have been fully performed in all material respects.

Section 3.20 Environmental Matters. (a) Except as set forth in Schedule 3.20 of the Piedmont Disclosure Schedules:

(i) Piedmont and the Bank have obtained all material licenses, permits, authorizations, approvals and consents required under any applicable Environmental Law in respect of its business or operations (“Environmental Permits”). Each of such Environmental Permits is in full force and effect and Piedmont and the Bank is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law.

(ii) Neither Piedmont nor the Bank has received oral or written notice of proceedings, claims or losses related to alleged violations of any Environmental Law relating to: (A) any property owned, occupied or leased by Piedmont or the Bank or operations thereon; (B) disposal or shipments of Hazardous Substances from any property owned, occupied or leased by Piedmont or the Bank; or (C) the presence, discharge, Release or disposal of Hazardous Substances on any property owned, occupied or leased by Piedmont or the Bank, or any property adjoining or adjacent to any property owned, occupied or leased by Piedmont or the Bank.

(iii) Neither Piedmont nor the Bank has received notice as a potentially responsible party for any facility, site or location pursuant to CERCLA or other similar Environmental Law relating to any property owned, occupied or leased by Piedmont or the Bank or business or operations related thereto.

(iv) No oral or written notification of a Release of a Hazardous Substances has been filed by or on behalf of Piedmont or the Bank and Piedmont has received no written or oral notice that any site or facility now or previously owned, operated, or leased by Piedmont or the Bank is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or on any similar State or local list of sites requiring investigation or clean-up.

(v) Piedmont and the Bank are and have been in compliance in all material respects with all applicable limitations, restrictions, conditions, standards,

prohibitions, requirements and obligations established under the requirements of Environmental Law relating to any property owned, occupied or leased by Piedmont or the Bank and Piedmont business or operations.

(vi) Neither Piedmont nor the Bank has ever caused any Hazardous Substances (above levels that exceed remediation standards based on regulations, guidance or risk-based criteria or Environmental Law warranting studies or remediation) to be disposed onto or into soils or groundwater of any property owned, occupied or leased by Piedmont or the Bank which constitute a violation of any Environmental Law.

(vii) To the knowledge of Piedmont, there are no underground storage tanks, active or abandoned, on or under any property owned, occupied or leased by Piedmont or the Bank. Any underground storage tanks, previously active or abandoned, on or under any property owned, occupied or leased by Piedmont or the Bank have been removed together with any associated contaminated media in accordance with applicable requirements at the time of such removal.

(viii) Neither Piedmont nor the Bank has arranged for the transportation, treatment or disposal of any waste from any property owned, occupied or leased by Piedmont or the Bank or in connection or related to the business or operations of Piedmont or the Bank that was disposed of, Released or treated at any site listed on any federal CERCLA or state list or other lists of hazardous substance sites.

(b) As used herein, the following terms shall have the following meanings:

(i) “Environmental Law” shall mean any and all federal, international, state or local statutes, laws, regulations, ordinances, orders, policies, or decrees and the like, whether now existing or subsequently enacted or amended, relating to public health or safety, worker health or safety, pollution or protection of human health or the environment, including natural resources, including but not limited to the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. and any similar or implementing state or local law, or any common law, which governs: (A) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property; (B) the emission, discharge, Release or threatened release, of Hazardous Substances or contaminants into the environment; (C) the control of Hazardous Substances or contaminants; or (D) the use, generation, or transport, treatment, storage, disposal, removal, recycling, handling, or recovery of Hazardous Substances.

(ii) “Hazardous Substances” shall mean any substances or substance: (A) which is or becomes defined as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous substances”, “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “infectious waste”, “toxic substance” or any other formulation intended to define, list or classify substances by reason of deleterious property, such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP Toxicity”, or “EP Toxicity” or words of similar import or effect, under or pursuant to CERCLA, or other Environmental Law, and amendments thereto and regulations promulgated thereunder; (B) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (C) which is or becomes defined as a “hazardous waste” pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (D) containing polychlorinated biphenyls; (E) containing asbestos in any form that is or could become friable; (F) which is radioactive; (G) which is biologically hazardous; (H) the presence of which is regulated by or subject to, or requires investigation or remediation under, any federal, international, state, or local statute, regulation, ordinance, policy or other Environmental Law; (I) which is defined as a “hazardous waste”, “hazardous substance”, “pollutant” or “contaminant” or other such term used to defined a substance having an adverse affect on the environment under Environmental Laws; or (J) any toxic, explosive, dangerous, corrosive or otherwise hazardous substance, substances or waste, which is regulated by any federal, international, state or local governmental authority.

(iii) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, injecting, escaping, leaching, migrating, dumping or disposing into the indoor or outdoor environment, including without limitation the abandonment or discarding or disposal of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Substances, and shall include threatened release.

Section 3.21 Approval Delays. Piedmont knows of no reason why any of the regulatory approvals referenced in Section 6.1(c) and Section 6.2(c) may be denied or unduly delayed.

Section 3.22 Tax. To the knowledge of Piedmont, neither Piedmont nor the Bank has engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

Section 3.23 Participation Loans. Except as set forth in Schedule 3.23 of the Piedmont Disclosure Schedules, neither Piedmont nor the Bank has any participation loans outstanding.

Section 3.24 Fairness Opinion. Piedmont has received the opinion of FIG Partners (the “Piedmont Fairness Opinion”), dated as of the date hereof, to the effect that as of such date, the Merger Consideration is fair to Piedmont and its shareholders from a financial point of view. Piedmont will provide to Private a copy of such written opinion as soon as possible after the date hereof.

Section 3.25 Loan Portfolio. (a) All loans shown in the Piedmont Financial Statements, or which were entered into after December 31, 2005, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Piedmont or the Bank, in accordance in all material respects with sound banking practices, and to the knowledge of Piedmont are not subject to any material defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws. To the knowledge of Piedmont, the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are, and will be, enforceable, valid, true and genuine and what they purport to be, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity. Piedmont and the Bank have not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Piedmont has no knowledge that any condition of property in which Piedmont or the Bank has an interest as collateral to secure a loan violates the Environmental Laws or obligates Piedmont or the Bank or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

(b) Except as set forth in Schedule 3.25(b) of the Piedmont Disclosure Schedules, neither Piedmont nor the Bank had any loan in excess of $20,000 that has been classified by regulatory examiners or management of Piedmont or the Bank as “Substandard,” “Doubtful” or “Loss” or in excess of $20,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. As of the date hereof, the most recent loan watch list of Piedmont or the Bank and a list of all loans in excess of $20,000 that Piedmont or the Bank has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in Schedule 3.25(b) of the Piedmont Disclosure Schedules.

(c) Except as otherwise disclosed on Schedule 3.25(c) of the Piedmont Disclosure Schedules, all guarantees of indebtedness owed to Piedmont or the Bank including but not limited to those of the Federal Housing Administration, Small Business Administration, and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors rights generally or equitable principles or doctrines.

(d) Except as otherwise disclosed on Schedule 3.25(d) of the Piedmont Disclosure Schedules, in originating, purchasing, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, Piedmont and the Bank have complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such activities.

Section 3.26 Interest Rate Risk Management Arrangements. Except as set forth on Schedule 3.26 of the Piedmont Disclosure Schedules, neither Piedmont nor the Bank is a party to any, nor is any property of Piedmont or the Bank bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

Section 3.27 Indemnification. To the knowledge of Piedmont, no action or failure to take action by any director, officer, employee or agent of Piedmont or the Bank has occurred which would give rise to a claim by any such person for indemnification from Piedmont or the

Bank under the Certificate of Incorporation, Charter, Bylaws, or any indemnification agreement of Piedmont or the Bank in effect on the date of this Agreement.

Section 3.28 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between Piedmont or the Bank and any officer, director or employee of Piedmont or the Bank conform to the applicable rules and regulations and requirements of all applicable Governmental Authorities, which were in effect when such loans and other contractual arrangements were entered into. Except as set forth on Schedule 3.28 of the Piedmont Disclosure Schedules, no officer, director or employee of Piedmont or the Bank has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Piedmont or the Bank.

Section 3.29 Vote Required. The adoption of this Agreement by a vote of the majority of the issued and outstanding shares of Piedmont Common Stock and the adoption of the proposal to amend the Articles of Incorporation of Piedmont to change certain rights of the holders of Piedmont Preferred Stock pursuant to the Certificate of Amendment substantially in the form attached hereto as Exhibit A (the “Certificate of Amendment”) by a majority of the issued and outstanding shares of Piedmont Common Stock and of Piedmont Preferred Stock, each voting as a separate class, (respectively, the “Requisite Shareholder Approval”) are the only votes of the holders of any class or series of the capital stock of Piedmont required for the transactions contemplated by this Agreement.

Section 3.30 Antitakeover Provisions Inapplicable. No “business combination,” “moratorium,” “control share” or other state antitakeover statute or regulation, nor any provision in Piedmont’s Articles of Incorporation or Bylaws, (i) prohibits or restricts Piedmont’s ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby and thereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof or thereof, or (iii) would subject Private to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

Section 3.31 Internal Controls. (a) The management of Piedmont has designed disclosure controls and procedures to ensure that material information relating to Piedmont and the Bank is made known to the management of Piedmont by others within Piedmont and the Bank. To Piedmont’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the ability of Piedmont to record, process, summarize and report financial data; and there has been no fraud, whether or not material, that involves management or other employees who have a significant role in Piedmont’s or the Bank’s internal controls. Piedmont and the Bank maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) None of Piedmont, the Bank, or, to Piedmont’s knowledge, any employee of Piedmont or the Bank has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Piedmont or the Bank, insofar as it relates to Piedmont’s or the Bank’s businesses or Piedmont’s or the Bank’s internal accounting controls, including any complaint, allegation, assertion or claim that Piedmont or the Bank has engaged in questionable accounting or auditing practices insofar as it relates to Piedmont’s or the Bank’s businesses.

Section 3.32 Accuracy of All Representations. The representations and warranties made by Piedmont in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PRIVATE

Except as disclosed in the disclosure schedule (the “Private Disclosure Schedule”) delivered by Private to Piedmont prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Private’s covenants contained herein, provided, however, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 4.1) on Private,) Private represents and warrants to Piedmont that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth below in this paragraph, and except as to any representation or warranty which specifically relates to a specified date, which only need be so correct as of such specified date. No representation or warranty of Private contained in this Article IV shall be deemed not complete, untrue or incorrect, and Private shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances has had, or is reasonably likely to have, a Material Adverse Effect with respect to Private, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply (a) as of the date of this Agreement to representations and warranties contained in Sections 4.1(a), 4.7, 4.8 and 4.9, which representations and warranties shall be deemed not complete, untrue, incorrect and breached only if they are not complete, true and correct in all material respects as of such date based upon the standards and qualifications contained therein and (b) at any time to the representations and warranties under Sections 4.2, 4.6(a) and 4.10, which representations and warranties shall be true and correct in all material respects at all times.

Section 4.1 Corporate Organization.

(a) Private is a corporation organized and validly existing under the laws of the State of Delaware. Private has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Private. As used in this Agreement, the term “Material Adverse Effect” means with respect to Private, any effect that (1) is or is reasonably likely to be material and adverse to the financial condition, business or results of operations of Private and the Private Subsidiaries, taken as a whole, or (2) would prevent or materially impair the ability of Private to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and other laws of general applicability or interpretations thereof by courts or Governmental Authorities (as defined below), (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) this Agreement and the transactions contemplated hereby and the announcement hereof, (iv) actions or omissions of Private taken with the prior written consent of Piedmont, (v) changes attributable to or resulting from changes in general economic conditions affecting similarly situated banks, saving institutions or their holding companies generally and (vi) any modifications or changes to valuation policies and practices of Private or any of its subsidiaries in connection with the Merger or restructuring charges, in connection with the Merger, in each case in accordance with GAAP. Private is duly registered as a bank holding company under the BHCA.

(b) Each of The PrivateBank and Trust Company, The PrivateBank (St. Louis) and The PrivateBank (Michigan) (each a “Private Subsidiary” and collectively, the “Private Subsidiaries”) is duly organized and validly existing as a banking corporation or federal savings bank, as the case may be, under the banking laws of the jurisdiction of its organization. Each Private Subsidiary is an “insured depository institution” as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by the FDIC to the full extent permitted under applicable laws. Each Private Subsidiary (i) is qualified to do business and in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect on Private or the Private Subsidiaries, and (ii) has all requisite corporate or banking power and authority to own or lease its properties and assets and to carry on its business as now conducted.

Section 4.2 Authority. Private has the corporate power and authority to execute and deliver this Agreement and, subject to regulatory approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of Private. No other corporate proceedings on the part of Private are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Private and, assuming due authorization, execution and delivery by Piedmont, constitutes a valid and binding obligation of Private, enforceable against Private in accordance with its terms, except as many be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights, or equitable principles of law.

Section 4.3 Consents and Approvals. No consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Private of this Agreement and the consummation of the Merger and the other transactions contemplated hereby except for (a) the filing of the Regulatory Applications and the approval of the Regulatory Applications, and (b) the filing of the Certificates of Merger with the Secretaries of State under the DGCL and the GBCC.

Section 4.4 Financial Resources. Private has the financial wherewithal, whether by using its internal funds, external financing, or both, to perform its obligations under this Agreement. Private and Private Subsidiaries will comply in all material respects with applicable capital and debt criteria of each Governmental Authority having jurisdiction over them.

Section 4.5 Approval Delays. Private knows of no reason why any of the regulatory approvals referred to in Section 6.1(c) and Section 6.2(c) should be denied or unduly delayed.

Section 4.6 Capitalization. (a) As of June 30, 2006, the authorized, issued and outstanding capital stock of Private consists of the following:

Class of Stock	Par Value	Authorized	Issued	Outstanding	Treasury
Common	None	39,000,000	21,198,759	21,198,759	93,670
Preferred	None	1,000,000	0	0	0

All of the issued and outstanding shares of Private Common Stock have been, and all of the shares of Private Common Stock to be issued in the Merger will be at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and nonassessable. None of the outstanding shares of Private Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of Private Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Private has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Private Common Stock or shares of Private Common Stock held in treasury sufficient to pay the Stock Consideration of the aggregate Merger Consideration in accordance with Section 1.4 hereof.

(b) As of June 30, 2006, Private has 610,180 shares of Private Common Stock reserved for issuance under its Incentive Compensation Plan for the benefit of the directors and certain officers and employees of Private and the Private Subsidiaries pursuant to which options to purchase an aggregate of 1,316,725 shares and an aggregate of 418,900 restricted shares of Private Common Stock were outstanding as of such date.

Section 4.7 Private Financial Statements; Material Changes. Private has previously delivered or made available to Piedmont true, correct and complete copies of its audited consolidated financial statements for the years ended December 31, 2005, 2004 and 2003, and the unaudited consolidated financial statements for the six months ended June 30, 2006 (collectively, the “Private Financial Statements”). The Private Financial Statements (x) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (y) fairly present in all material respects the consolidated statement of financial condition of Private and the Private Subsidiaries as of the dates thereof and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the periods then ended.

Section 4.8 Private Reports. (a) Since January 1, 2003, each of Private and the Private Subsidiaries has timely filed all reports, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (v) Nasdaq (collectively, the “Private Reports”). Private has previously made available to Piedmont true and complete copies of the Private Reports requested by Piedmont. As of their respective filing dates, each of such reports and documents (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Except for examinations or reviews conducted in the regular course of the business of Private or the Private Subsidiaries by the SEC, Internal Revenue Service, Department of Labor, state, and local taxing authorities, FRB, any applicable state banking, insurance, securities or other regulatory authorities, the Office of Thrift Supervision (the “OTS”) or the FDIC, no Federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the knowledge of Private, investigation into the business or operations of Private or the Private Subsidiaries within the past three years. None of Private or any Private Subsidiary is subject to a written agreement with the FRB, the OTS, any state banking, insurance or other regulatory authority or the FDIC.

Section 4.9 Absence of Certain Changes or Events.

(a) Except as disclosed in the Private Reports, since December 31, 2005, no event has occurred which has had a Material Adverse Effect on Private or the Private Subsidiaries or, to Private’s knowledge, no event has occurred which is reasonably likely to have a Material Adverse Effect on Private or the Private Subsidiaries.

(b) Since December 31, 2005, Private has conducted its businesses in all material respects in the ordinary and usual course consistent with past practice.

Section 4.10 Compliance with Applicable Law. The businesses of Private and the Private Subsidiaries are not being conducted in violation of any applicable federal and state laws, ordinances and regulations of any Governmental Authority, including, without limitation, the FDI Act, any laws affecting financial institutions (including the Bank Secrecy Act, the USA Patriot Act, and those pertaining to the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Private or the Private Subsidiaries, except for possible violations which either singly or in the aggregate do not have a Material Adverse Effect on Private or the Private Subsidiaries.

(a) No investigation or review by any Governmental Authority with respect to Private or the Private Subsidiaries is pending or, to the knowledge of Private, threatened, nor has any Governmental Authority indicated to Private an intention to conduct the same, other than normal bank regulatory examinations.

Section 4.11 Tax. To the best of the knowledge of Private, neither Private nor any Private Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Conduct of Business. Between the date hereof and the Closing Date, Piedmont and the Bank shall conduct their respective businesses in the usual and ordinary course consistent in all material respects with prudent banking practices.

Section 5.2 Negative Covenants. Between the date hereof and the Closing Date, and subject to the provisions of Section 5.12 of this Agreement, without the prior written consent of Private, which consent shall not be unreasonably withheld:

(a) Piedmont shall, and shall cause the Bank to, make no changes in its respective charters or bylaws except for any changes required by applicable law or regulation or as contemplated by this Agreement;

(b) Piedmont shall, and shall cause the Bank to, not issue any additional shares of Piedmont Common Stock, Piedmont Preferred Stock or other equity securities or any securities which are convertible into shares of capital stock of Piedmont or the Bank or grant any rights, options or similar agreements with respect thereto or permit the imposition of any lien on any shares of Piedmont Common Stock by Piedmont or the Bank, other than in connection with the conversion of Piedmont Preferred Stock contemplated by Section 1.4(d) or the exercise of Options or Warrants outstanding on the date hereof;

(c) Except as contemplated by Section 5.21 of this Agreement, Piedmont shall, and shall cause the Bank to, not grant any increase in the compensation of its directors, officers or employees or pay any bonuses to any of its directors, officers or employees;

(d) Piedmont shall, and shall cause the Bank to, make no loan for $3.0 million or more or, if less, the Bank’s legal lending limit (net of participations);

(e) Piedmont shall not declare or pay any stock dividend, cash dividend or other similar distribution, other than cash dividends payable on the Piedmont Preferred Stock pursuant to the Certificate of Designation and consistent with past practices;

(f) Piedmont shall, and shall cause the Bank to use its reasonable efforts to maintain its present insurance coverage in respect to their respective properties and businesses;

(g) Piedmont shall, and shall cause the Bank to, make no significant changes in the general nature of the business conducted by Piedmont and the Bank, including but not limited to the investment or use of their assets, the liabilities they incur, or the facilities they operate;

(h) Piedmont shall, and shall cause the Bank to, not take any action that would result in an amendment, modification, termination, partial termination, curtailment, discontinuance or merger into another plan or trust, of any Piedmont Plan, or adopt any new Piedmont Plan, except as contemplated by this Agreement;

(i) Piedmont shall, and shall cause the Bank to, timely file all required Tax Returns with all applicable taxing authorities and pay all Taxes due;

(j) except as already reflected in the Piedmont Financial Statements referred to in Section 3.5 of this Agreement, Piedmont shall, and shall cause the Bank to, not make any expenditure for fixed assets in excess of $50,000 for any single item, or $100,000 in the aggregate, or enter into any lease of fixed assets, if the monthly rental payment under such lease exceeds $5,000;

(k) Piedmont shall, and shall cause the Bank to, not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, dispose of real estate owned, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

(l) Piedmont shall, and shall cause the Bank to, not do or fail to do anything that will cause a material breach of, or material default under, any material contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which Piedmont or the Bank is a party or by which Piedmont or the Bank is otherwise bound that would give rise to remedies to other parties to such agreement;

(m) Piedmont shall, and shall cause the Bank to, make no changes in its accounting procedures, methods, policies or practices or the manner in which it conducts its businesses and maintains its records unless required by applicable law or regulation;

(n) Piedmont shall, and shall cause the Bank to, comply in all material respects with all material laws applicable to the conduct of its business;

(o) Piedmont shall, and shall cause the Bank to, use its reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees and to preserve the goodwill of its customers and others having business relations with it;

(p) Piedmont shall, and shall cause the Bank to, not make any borrowings, except for borrowings of Fed Funds and borrowings from the Federal Home Loan Bank utilized in the ordinary course of business;

(q) Piedmont shall, and shall cause the Bank to, not nominate or appoint any new directors or executive officers of Piedmont or the Bank, as the case may be, except for replacements of existing directors or executive officers;

(r) Except as required by applicable law or regulation, Piedmont (i) will not, and will not permit the Bank to, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, and (ii) will, and will cause the Bank to, follow its existing policies and practices with respect to managing its exposure to interest rate and other risk and to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest risk;

(s) Neither Piedmont, nor the Bank, will file any application to close, open or relocate operations from their existing locations;

(t) Neither Piedmont, nor the Bank, will settle any litigation or claims against them unless settlement does not require Piedmont or the Bank to pay any monies in excess of $50,000, incur any obligation or admit any wrongdoing or liability; and

(u) Neither Piedmont, nor the Bank, will take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a) of the Code.

Section 5.3 Conduct of Business by Private Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Private agrees (except as expressly contemplated by this Agreement or to the extent that Piedmont shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) that:

(a) Except as contemplated by this Agreement, Private and the Private Subsidiaries will maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices and will use reasonable efforts to comply in all material respects with all applicable federal and state laws, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

(b) Private will, and will cause the Private Subsidiaries to, use their reasonable efforts to obtain (and to cooperate with Piedmont in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby; provided, however, that if Private shall reasonably determine that acceptance of nonstandard conditions or restrictions would have a materially adverse effect on Private, Private shall have no further obligations under this Section 5.3(b). Private will not, nor will it permit any of the Private Subsidiaries to, knowingly or willfully take any action that would materially delay the ability of Private or Piedmont to obtain any necessary approvals of any governmental authorities or adversely affect their ability to perform their obligations under this Agreement.

(c) The Private agrees to list on Nasdaq (or such other national securities exchange on which the shares of Private Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of the Private Common Stock to be issued in the Merger.

(d) Private will not take any action, or knowingly fail to take any action, which action nor failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e) Private will not take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement.

(f) Private will not declare, set aside, make or pay any extraordinary or special dividends on its Common Stock or make any other extraordinary or special distributions in respect of any of its capital stock unless an appropriate adjustment to amounts set forth in Section 1.6(e) are made to provide the holders of Piedmont Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 5.4 Access to Information and Due Diligence.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information and privacy rights, Piedmont shall, and shall cause the Bank to, afford to the officers, employees, accountants, counsel and other representatives of Private, access, during normal business hours during the period before the Effective Time, to its employees, properties, books, contracts, commitments and records and, during such period, Piedmont shall, and shall cause the Bank to, make available to Private (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking, insurance or similar laws relating to Piedmont and the Bank, and (ii) all other information concerning its business, properties and personnel as Private may reasonably request; provided, however, the activities of Private pursuant to this Section shall be carried out in a manner that does not unreasonably interfere with the conduct of the business of Piedmont and the Bank. Neither Piedmont nor the Bank shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of Piedmont’s customers or employees, or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement, or (B) impair any attorney-client privilege of the disclosing party. The parties hereto shall use their reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Private and its officers, directors, employees, advisors and representatives shall hold all information furnished by or on behalf of Piedmont or the Bank or their representatives pursuant to Section 5.4(a) in confidence and, if the transactions contemplated hereby shall not take place, shall immediately return all documents containing any information concerning the properties, business and assets of such parties that may have been obtained in the course of negotiations or examination of the affairs of Piedmont or the Bank either before or after the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public sources) and shall destroy any information, analyses or the like derived from such confidential information and provide a certificate signed by an executive officer of Private attesting to such destruction. Private shall use such information solely for the purpose of conducting business, legal and financial reviews of the Piedmont and for such other purposes as may be related to this Agreement.

Section 5.5 Regulatory Filings. Private, at its sole cost and expense and as soon as is reasonably practical, but in no event later than the 30th day following the date of this Agreement, shall make all appropriate filings necessary to obtain the regulatory approvals referred to in Section 6.1(c) hereof, and Piedmont will cooperate fully in the process of obtaining all such approvals.

Section 5.6 Reasonable Efforts. The parties to this Agreement agree to use their reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the parties hereto shall intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations and warranties contained herein to be or to become untrue.

Section 5.7 No Conduct Inconsistent with this Agreement. (a) Piedmont agrees that it shall not, and shall not permit the Bank to, nor shall it encourage or authorize any individual, corporation or other entity to, during the term of this Agreement, solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals (each an “Acquisition Proposal”) relating to the disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the Bank with any corporation or other entity other than as provided by this Agreement except pursuant to a written direction from a regulatory authority; or negotiate with or entertain any proposal (each an “Acquisition Proposal”) from any other person for any such transaction wherein the business, assets or capital stock of it or the Bank would be acquired, directly or indirectly, by any party other than as provided in this Agreement. Piedmont shall, and shall cause the Bank to, (i) reject in writing any such proposal and (ii) notify Private of all of the relevant details relating to all inquiries and proposals that it may receive after the date hereof relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the Bank with any corporation or other entity other than as provided by this Agreement and shall keep Private informed of the status and details of any such inquiry or proposal. Notwithstanding the foregoing, upon receipt of a bona fide, written proposal or offer unsolicited after the date hereof made by any person or group (other than Private or any of its affiliates) with respect to an Acquisition Transaction (as defined below) that the Board of Directors of Piedmont determines, in good faith, could result in a Superior Proposal (as defined below), Piedmont may provide information at the request of, or enter into negotiations with a third party with respect to such Acquisition Transaction, and provided, further, that Piedmont shall provide to Private concurrently any information it provides to such third party which it has not previously provided to Private. Piedmont shall promptly notify Private orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

(b) “Acquisition Transaction” shall, with respect to Piedmont, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Piedmont or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a “Significant Subsidiary”) of Piedmont; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Piedmont or any Significant Subsidiary of Piedmont; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either Piedmont or any Significant Subsidiary of Piedmont; (iv) a tender or exchange offer to acquire securities representing 15% or more of the voting power of Piedmont; (v) a public proxy or consent solicitation made to shareholders of Piedmont seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of Piedmont; (vi) the filing of an application or notice with the GDBF, FDIC or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to Piedmont or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

Section 5.8 Board of Directors’ Notices, Minutes, Etc. Piedmont shall give reasonable notice to Private of all meetings of the Board of Directors and Board committees of Piedmont and the Bank and the agenda, if any, for or business to be discussed at such meeting. Private may have a representative present at each of Piedmont’s and Bank’s Board of Directors meetings as Piedmont may permit; provided, however, Piedmont shall not be required to permit such representative of Private to attend any portion of a meeting as Piedmont’s Board of Directors may reasonably determine. Piedmont shall transmit to Private, promptly, copies of all notices, minutes, consents and other materials that Piedmont or the Bank provides to its directors to the extent permissible under law, other than materials relating to any proposed acquisition of Piedmont or the Bank. Private agrees to hold in confidence and trust and to act in a fiduciary manner with respect to such information.

Section 5.9 Untrue Representations and Warranties. Subject to the requirements of Section 5.18, during the term of this Agreement, if a party hereto becomes aware of any facts or of the occurrence or impending occurrence of any event that would cause one or more of such party’s representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date, then such party shall immediately give detailed written notice thereof to the other party.

Section 5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Private shall cause the Surviving Corporation and any successor to fulfill and honor in all respects the obligations of Piedmont and the Bank pursuant to any indemnification agreements for the benefit of directors and officers existing prior to the date hereof. Furthermore, for a period following the Effective Time during which any claim could be asserted, Private agrees to indemnify and hold harmless those directors and officers of Piedmont and the Bank entitled to indemnification under, and to the fullest extent permitted by, the charters and bylaws of Piedmont and the Bank as they existed immediately prior to the Effective Time and as if the charters and bylaws were still in effect without amendment; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Private shall also acquire a tail coverage for directors and officers indemnification insurance at not less than the current coverage levels maintained by Piedmont for a term of five (5) years following the Effective Time; provided, however, that Private shall not be required to pay a premium amount in excess of 175% the most recent annual premium paid by Piedmont for such insurance (the “Insurance Amount”), provided further that if Private is unable to maintain such policy (or substitute policy) as a result of the preceding provisions, Private shall obtain as much comparable insurance as is available for the Insurance Amount. The provisions of this Section 5.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

Section 5.11 Resolution of Piedmont Plans. Piedmont and Private shall cooperate in effecting the following treatment of the Piedmont Plans, except as mutually agreed upon by Private and Piedmont prior to the Effective Time:

(a) At the Effective Time, Private (or a Private Subsidiary) shall be substituted for Piedmont or the Bank as the sponsoring employer under those Piedmont Plans with respect to which Piedmont or the Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Piedmont or the Bank with respect to each such plan. Except as otherwise provided herein, each such plan and any Piedmont Plan sponsored by Piedmont or the Bank shall be continued in effect by Private or any applicable Private Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Private or any applicable Private Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. Piedmont and Private will use reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

(b) At or as promptly as practicable after the Effective Time, and in no event later than January 1, 2008, provided such date is after the Closing Date, as Private shall reasonably determine, Private shall provide, or cause any Private Subsidiary to provide, to each employee of Piedmont and the Bank as of the Effective Time (“Piedmont Employees”) the opportunity to participate in each employee benefit plan and program maintained by Private or the Private Subsidiaries for similarly situated employees (the “Private Benefit Plans”); provided, however, that with respect to such Private Benefit Plans, Piedmont Employees shall be given credit for service with Piedmont and the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided, further, that Piedmont Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Private Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Piedmont Plans; provided, further, that to the extent that the initial period of coverage for Piedmont Employees under any Private Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Piedmont Employees shall be given credit under the applicable Private Benefit Plans for any deductibles and co-insurance payments made by such Piedmont Employees under the Piedmont Plans during the balance of such 12-month period of coverage; provided, further, that Piedmont Employees shall receive any contribution to the Piedmont Qualified Plans for the portion of the plan years during which such Piedmont Qualified Plans are maintained by Piedmont or Private. Nothing in the preceding sentence shall obligate Private to provide or cause to be provided any benefits duplicative of those provided under any Piedmont Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Private Benefit Plan which is an “employee pension benefit plan” under ERISA with respect to any year during which allocations are made to Piedmont Employees under the Piedmont Qualified Plans. Except as otherwise provided in this Agreement, the power of Private or any Private Subsidiary to amend or terminate any benefit plan or program, including any Piedmont Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Piedmont Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Private or any Private Subsidiary.

(c) Prior to or concurrently with the Effective Time, Private shall have entered into employment agreements (the “Employment Agreements”) with each of Brian Schmitt, Mark Hancock, Anthony Mannino and Jody Wirtz, substantially in the form provided to such individuals prior to execution of this Agreement.

(d) As promptly as possible after the execution of this Agreement, Piedmont shall have amended the Piedmont Stock Option Plans and related Option agreements and each Warrant agreement to effectuate Section 1.5.

(e) Immediately prior to the Effective Time, all outstanding shares of Piedmont Preferred Stock shall be converted into shares of Piedmont Common Stock, pursuant to the provisions of the Certificate of Designation, as amended by the Certificate of Amendment.

Section 5.12 Certain Consents. In the event of a request by Piedmont for written consent from Private for purposes of Section 5.2 hereof, Private shall use reasonable efforts to respond to such request promptly and Piedmont shall be entitled to rely, for purposes of any of such section, on a written consent given on behalf of Private by the Chief Executive Officer or Chief Financial Officer of Private.

Section 5.13 Accounting and Other Adjustments. Prior to the Effective Time, Piedmont agrees that it shall, and shall cause the Bank to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments as Private shall reasonably request, provided, however, that neither Piedmont nor the Bank shall be obligated to take any such requested action until immediately prior to the Effective Time and at such time as Piedmont shall have received reasonable assurances that all conditions precedent to Piedmont’s and Private’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and; provided, further, no such adjustment which Piedmont or the Bank would not have been required to make but for the provisions of this Section shall be taken into account for purposes of determining satisfaction by Piedmont of the conditions set forth in Section 6.1(g) of this Agreement.

Section 5.14 List of Piedmont Shareholders. At the Effective Time, Piedmont shall deliver to Private a list of holders of record of the outstanding Piedmont Common Stock as of the most recent reasonably practicable date, and the accuracy of such list shall be certified by an authorized officer of Piedmont.

Section 5.15 Affiliate Letters. Piedmont shall obtain and deliver to Private on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit B hereto from each executive officer and director of Piedmont and each shareholder of Piedmont who may reasonably be deemed an “affiliate” of Piedmont within the meaning of such term as used in Rule 145 under the Securities Act, and shall obtain and deliver to Private a signed representation letter substantially in the form of Exhibit B from any person who becomes an executive officer or director of Piedmont or any shareholder who becomes such an “affiliate” after the date hereof as promptly as practicable after (and shall use its reasonable efforts to obtain and deliver within five (5) business days after) such person achieves such status. The letter described in this Section 5.15 shall include certain provisions pursuant to which such individuals will agree to vote in favor of the Merger and the Certificate of Amendment.

Section 5.16 Registration Statement; Shareholder Approval. As soon as reasonably practicable after the date hereof, Private shall prepare and file with the SEC a Registration Statement on Form S-4 covering the Private Common Stock to be issued to holders of Piedmont Common Stock in the Merger, which Registration Statement shall include the proxy statement (the “Proxy Statement”) for use in soliciting proxies for the special meeting of shareholders (the “Shareholders’ Meeting”) to be held by Piedmont for purposes of approving the Merger, and Private and Piedmont shall use reasonable efforts to cause the Registration Statement to become effective under the Securities Act. Piedmont shall furnish all information concerning Piedmont and the holders of its capital stock as Private may reasonably request in connection with the preparation and filing of the Registration Statement and Proxy Statement and related actions. Piedmont shall call the Shareholders’ Meeting to be held as soon as reasonably practicable, and in no event later than forty-five (45) days after the effective date of the Registration Statement for the purpose of voting upon this Agreement and the Merger and the Certificate of Amendment. In connection with the Shareholders’ Meeting, (a) Private and Piedmont shall jointly prepare the Proxy Statement as part of the Registration Statement, and Piedmont shall mail the Proxy Statement to its shareholders, on a date mutually acceptable to the parties hereto (the “Mailing Date”); (b) the Board of Directors of Piedmont shall, subject to the exercise of its fiduciary duties, unanimously recommend to its shareholders the approval of this Agreement and the Merger and the Certificate of Amendment, and (c) the Board of Directors of Piedmont shall otherwise use reasonable efforts to the extent consistent with its fiduciary duty to obtain such shareholder approval.

Section 5.17 Financial Statements and Reports. From the date of this Agreement and prior to the Effective Time: (a) Piedmont will deliver to Private, as soon as reasonably available, but in no event later than five (5) days after filing, all reports filed by it or any of the Bank with any Governmental Authority subsequent to the date hereof including all financial reports filed with the FRB, the FDIC and the GDBF, which shall be prepared in accordance with the rules and regulations of such Governmental Authority; (b) Piedmont will deliver to Private, as soon as reasonably available, but in no event later than thirty (30) days after the end of each fiscal quarters, all quarterly financial statement of Piedmont and the Bank prepared with respect to period ending subsequent to June 30, 2006 and prepared in conformity with GAAP; and (c) Piedmont will deliver to Private, as soon as practicable after the end of each month, monthly financial statements of Piedmont and the Bank as requested by Private.

Section 5.18 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, Piedmont will supplement or amend the Piedmont Disclosure Schedules with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Piedmont Disclosure Schedule or which is necessary to correct any information in the Piedmont Disclosure Schedule or would have caused or constituted a breach of any representation or warranty made by Piedmont had such representation or warranty been made at the time of the occurrence of such event or condition; provided, however, that in order to determine the fulfillment of the conditions set forth in Section 6.1(a) hereof as of the Effective Time, the Piedmont Disclosure Schedules shall be deemed to include only the information contained therein on the date hereof; provided, however, that delivery of such supplements containing information which causes any representation or warranty of either Piedmont to be false or materially misleading will not cure any breach hereunder of such representations or warranties, unless expressly consented to by Private.

Section 5.19 Noncompetition, Nondisclosure and Nonsolicitation Agreements. Prior to or concurrently with the execution of this Agreement, Private shall have received executed Noncompetition, Nondisclosure and Nonsolicitation Agreements from those persons identified on Schedule 5.19 to the Piedmont Disclosure Schedule.

Section 5.20 Tax Opinion. Private shall obtain a written opinion (“Tax Opinion”) of Vedder, Price, Kaufman & Kammholz, P.C. addressed to Private and to Piedmont, dated the Closing Date, subject to customary representations to be made by Private and Piedmont relating to the Merger and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and Private and Piedmont will each be a party to such reorganization, (b) the exchange in the Merger of Private Common Stock and cash for Piedmont Common Stock will not give rise to the recognition of any income, gain or loss to Private, Piedmont, or the shareholders of Piedmont with respect to such exchange except, with respect to the shareholders of Piedmont, to the extent of any Cash Consideration received in the Merger and any cash received in lieu of fractional shares, (c) the adjusted tax basis of Private Common Stock received by the shareholders of Piedmont in the Merger will equal the adjusted tax basis of the Piedmont Common Stock exchanged therefore decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange, (d) the holding period of the Private Common Stock received in the Merger will include the period during which the shares of Piedmont Common Stock surrendered in exchange therefore were held, provided such shares of Piedmont Common Stock were held as a capital asset at the Effective Time, (e) the adjusted tax basis of the assets of Piedmont in the hands of Private will be the same as the adjusted tax basis of such assets in the hands of Piedmont immediately prior to the exchange, and (f) the holding period of the assets of Piedmont transferred to Private will include the period during which such assets were held by Piedmont prior to the exchange.

Section 5.21 Bonuses and Other Awards. (a) Prior to or concurrently with the execution of this Agreement, Piedmont shall have entered into Retention Bonus Agreements with those persons listed on Schedule 5.21(a) of the Piedmont Disclosure Schedules providing for retention bonuses in the amount of up to $700,000 in the aggregate.

(b) Prior to the Effective Time, Piedmont shall determine and award incentive bonuses for calendar year 2006 in accordance with the provisions of Schedule 5.21(b) of the Piedmont Disclosure Schedules.

(c) Private shall award, or shall permit Piedmont to award, incentive compensation in accordance with the provisions of Schedule 5.21(c) of the Piedmont Disclosure Schedules.

Section 5.22 Other Actions; Further Assurances; Form of Transaction.

(a) At Private’s request, the parties will use all reasonable efforts and cooperate in all reasonable respects with each other to obtain any consents or waivers from third parties under any contract or agreement to which Piedmont or the Bank is a party in order to prevent any breach or default from arising thereunder as a result of the consummation of the Merger.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the contemplated purposes and intent of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

(c) If necessary to expedite the Closing of the Merger or any other transactions contemplated by this Agreement, the parties agree that each will take or perform any additional reasonably necessary or advisable steps to restructure the transactions contemplated hereby; provided, however, that any such restructuring will not result in any change in the Merger Consideration, or result in any adverse consequences to the Private, Piedmont or the shareholders of Piedmont, and will not jeopardize the receipt of approvals required from Governmental Authorities or other consents and approvals relating to the consummation of the

Merger or otherwise cause any condition to Closing set forth in Article VI not to be capable of being fulfilled.

(d) Neither Piedmont, the Bank, Private nor any of their respective affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code; additionally, Private and Piedmont agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a) of the Code.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions Precedent to Obligations of Private. Unless the conditions are waived in writing by Private, all obligations of Private under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:

(a) Representations and Warranties; Performance of Agreements. The representations and warranties of Piedmont contained in Article III of this Agreement, or in any documents, certificates, schedules or exhibits delivered by, or on behalf of, Piedmont to Private pursuant to this Agreement shall be true and correct in all material respects as of this date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct as of such earlier date) and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct as of such earlier date). Piedmont shall have performed in all material respects all agreements herein required to be performed by it on or before the Closing Date.

(b) Closing Certificate. Private shall have received a certificate signed by the Chief Executive Officer of Piedmont, dated as of the Closing Date, certifying as to the fulfillment of the conditions to the obligations of Private as set forth in this Agreement and required to be fulfilled by Piedmont on or before the Closing Date.

(c) Regulatory and Other Approvals. Private shall have obtained the approval of all required Governmental Authorities (including, without limitation, the approval of the FRB, SEC and GDBF) of the transactions contemplated by this Agreement, all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval.

(d) Piedmont Shareholder Approval. This Agreement and the Certificate of Amendment shall each have been duly adopted and approved by the requisite vote of the Common and/or Preferred shareholders of Piedmont, as the case may be, at a meeting of Piedmont’s shareholders.

(e) No Litigation with Respect to Transactions. No suit or other legal proceeding shall have been instituted or threatened against Piedmont, the Bank or Private seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions, or which seeks substantial damages in respect thereof.

(f) No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of Piedmont and the Bank shall have been conducted in the ordinary course consistent in all respects with prudent banking practices, and no action shall have been taken or event shall have occurred that is reasonably likely to result in a Material Adverse Effect on Piedmont or the Bank.

(g) Consents. Piedmont and the Bank shall have obtained all written consents, permissions and approvals as required under any material agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties, including, but not limited to, leases listed on Schedule 3.19 of the Piedmont Disclosure Schedules, required to effect the transactions contemplated by this Agreement.

(h) Resignations. Piedmont shall have either (a) procured and delivered to Private the resignations of each of the directors of the Bank as Private requests, or (b) removed all such directors from office immediately prior to the Effective Time.

(i) Legal Opinion. Private shall have received an opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel for Piedmont, substantially in the form of Exhibit C.

(j) Private shall have received the Tax Opinion (as contemplated in Section 5.20 above).

Section 6.2 Conditions Precedent to Obligations of Piedmont. Unless the conditions are waived in writing by Piedmont, all obligations of Piedmont under this Agreement in writing are subject to the fulfillment, before or at the Closing, of each of the following conditions:

(a) Representations and Warranties; Performance of Agreements. The representations and warranties of Private contained in Article IV of this Agreement, or in any documents, certificates or exhibits delivered by them, or on their behalf to Piedmont pursuant to this Agreement shall be true and correct in all material respects as of this date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Private. Private shall have performed in all material respects all agreements herein required to be performed by it on or before the Closing Date.

(b) Closing Certificate. Piedmont shall have received a certificate signed by the Chief Executive Officer of Private, dated as of the Closing Date, certifying in such detail as Piedmont may reasonably request, as to the fulfillment of the conditions to the obligations of

Piedmont as set forth in this Agreement and required to be fulfilled by Private on or before the Closing.

(c) Regulatory and Other Approvals. Private shall have obtained the approval of all appropriate Governmental Authorities (including, without limitation, the approval of the FRB, SEC and GDBF) of the transactions contemplated by this Agreement, all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval.

(d) No Litigation with Respect to Transactions. No suit or other legal proceeding shall have been instituted or threatened against Piedmont, the Bank or Private seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions, or which seeks substantial changes in respect hereof.

(e) No Adverse Changes. Between the date of this Agreement and the Closing Date, no action shall have been taken or event shall have occurred that is reasonably likely to result in a Material Adverse Effect on Private or the Private Subsidiaries.

(f) Legal Opinion. Piedmont shall have received an opinion of Vedder, Price, Kaufman & Kammholz, P.C., counsel for Private, substantially in the form of Exhibit D.

(g) Paying Agent Certification. Piedmont shall have received a certificate from the Paying Agent certifying that it has received the Exchange Fund in immediately available funds and that it is holding the Exchange Fund for the benefit of the holders of the Piedmont Common Stock.

(h) Tax Opinion. Piedmont shall have received the Tax Opinion of Vedder, Price, Kaufman & Kammholz, P.C. pursuant to Section 5.20 hereof.

ARTICLE VII

TERMINATION, EXPENSES AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated at any time before the Effective Time:

(a) by mutual written consent of the boards of directors of Private and Piedmont;

(b) by Private or Piedmont, (i) if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory approval of the transactions contemplated by this Agreement, the approval of which is a condition precedent to either party’s obligations hereunder; or (ii) the Piedmont shareholders fail to adopt this Agreement and the Certificate of Amendment at the Shareholders’ Meeting and approve the Merger;

(c) by either Private or Piedmont in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any document delivered pursuant hereto (other than as a result of the failure of the other party to comply with its obligations under this Agreement), which breach would result in the failure to satisfy the closing conditions set forth in Section 6.1 hereof, in the case of Private, or Section 6.2 hereof, in the case of Piedmont; provided, however, the breaching party shall be given a reasonable opportunity, not to exceed ten (10) days, to cure such breach;

(d) by either Private or Piedmont if any of the conditions in Section 6.1 hereof, in the case of Private, and Section 6.2 hereof, in the case of Piedmont, has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of the other party to comply with its obligations under this Agreement);

(e) by either Private or Piedmont if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) by January 31, 2007, or such later date as the parties may agree;

(f) by Piedmont, if (i) Piedmont has complied with the provisions of Section 5.7, (ii) any corporation, partnership, person, other entity or group, as defined in the Securities Exchange Act (other than Private or any affiliate of Private), shall have commenced, made or proposed an Acquisition Transaction, (iii) Piedmont’s Board of Directors shall have determined, in its good faith judgment, after consultation with its independent financial advisors, that such offer or proposal is more favorable to Piedmont’s shareholders than the Merger (a “Superior Proposal”), and (iv) Piedmont’s Board of Directors shall have determined, in good faith, that if it failed to recommend or accept such Superior Proposal then such failure would be determined to result in a breach of the directors’ fiduciary duties; provided, however, that Piedmont may not terminate this Agreement pursuant to this Section 7.1(f) until the expiration of five (5) business days after written notice of any such Superior Proposal referenced in this Section 7.1(f) has been delivered to Private, together with a summary of the terms and conditions of any such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing). After providing such notice, Piedmont shall provide a reasonable opportunity to Private during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable Piedmont to proceed with the Merger on such adjusted terms;

(g) by the Board of Directors of Private if Piedmont has (i) received a Superior Proposal, and the Board of Directors of Piedmont has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws, modifies or amends in any respect adverse to Private its approval of this Agreement or the transactions contemplated hereby, or (ii) fails to call its Shareholders’ Meeting in accordance with Section 5.16, withdraws or fails to make a unanimous recommendation that shareholders of Piedmont vote in favor of the Merger and the Certificate of Amendment, or modifies or qualifies such recommendation or takes any other action with respect thereto which is in a manner adverse to Private, or (iii) the Board of Directors of Piedmont has resolved to do any of the foregoing; or

(h) by Piedmont at any time prior to the close of business on the business day after establishment of the Private Closing Price, such termination to be effective immediately following the expiration of the three (3) business day period specified in Section 7.1(h)(ii) below (“Effective Termination Date”), if both of the following conditions are satisfied:

(i) the Private Closing Price is less than $37.40; and

(ii) the number obtained by dividing the Private Closing Price by the Initial Private Market Value (“Private Ratio”) shall be less than the quotient obtained by dividing the Final Index Amount by the Initial Index Amount, minus 0.15; subject, however, to the following sentences. If Piedmont elects to exercise its termination right pursuant to this Section 7.1(h), it shall give prompt written notice thereof to Private as specified above and Private shall, for a period of three (3) business days after its receipt of such notice, have the option of paying (i) additional Stock Consideration (based on the actual Private Closing Price); (ii) additional Cash Consideration; or (iii) a combination of additional Stock Consideration and Cash Consideration (the “Additional Consideration”) in compliance with the following sentence. Specifically, Private shall pay such Additional Consideration so that the value of the Aggregate Stock Consideration (prior to adjustment for the Additional Consideration) together with the Additional Consideration (whether in cash or stock) shall be valued at an amount which is no less than the lesser of (i) the product of 0.85 and the Initial Private Market Value multiplied by the Aggregate Stock Consideration (prior to adjustment for the Additional Consideration) or (ii) the product of the Index Ratio and the Initial Private Market Value multiplied by the Aggregate Stock Consideration (prior to adjustment for the Additional Consideration). If within such three (3) business day period, Private delivers written notice to Piedmont that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 7.1(h) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Aggregate Merger Consideration shall have been so modified).

For purposes of this Section 7.1(h), the following terms shall have the meanings indicated below:

“Final Index Amount” means the reported closing index amount for the Index Group on the sixth day prior to the Closing Date.

“Index Group” means the NASDAQ Bank Index.

“Index Ratio” shall be the Final Index Amount divided by the Initial Index Amount.

“Initial Index Amount” means the reported closing index amount of 3,213.09 for the Index Group for August 1, 2006.

“Initial Private Market Value” means $44.00, adjusted as indicated in the last sentence of this Section 7.1(h) below.

If Private or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.1(h).

Section 7.2 Termination Fee. (a) In consideration of the expenses and forgone opportunities of Private, as a condition and inducement to Private’s willingness to enter into and perform this Agreement, Piedmont shall pay to Private immediately upon demand a fee of $1,500,000 plus all reasonable actual expenses incurred by Private in connection with the transactions contemplated by this Agreement (the “Termination Fee”) upon the earliest to occur of the following:

(i) Private terminates this Agreement pursuant to Section 7.1(c) or (d) and (A) the Board of Directors of Piedmont (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (2) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its shareholders vote in favor of the adoption of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of Piedmont shall have resolved to do any of the foregoing; provided, however, no Termination Fee is payable under this Section 7.2(a)(i) unless (1) prior to such termination, an Acquisition Proposal with respect to Piedmont was commenced, publicly proposed or publicly disclosed (or an Acquisition Proposal was received); and (2) within 18 months after such termination, Piedmont shall have entered into a definitive written agreement relating to an Acquisition Transaction or any Acquisition Transaction shall have been consummated; or

(ii) Private terminates this Agreement pursuant to Section 7.1(g); provided, however, no Termination Fee is payable under this Section 7.2(a)(ii) unless (1) prior to such termination, an Acquisition Proposal with respect to Piedmont was commenced, publicly proposed or publicly disclosed (or an Acquisition Proposal was received); and (2) within 18 months after such termination, Piedmont shall have entered into a definitive written agreement relating to an Acquisition Transaction or any Acquisition Transaction shall have been consummated; or

(iii) Piedmont shall have (A) terminated this Agreement pursuant to Section 7.1(f), and (B) entered into an agreement with a party other than Private or an affiliate of Private providing for an Acquisition Transaction described in Section 5.7(b)(i) through (iv) prior to the termination date of this Agreement; or

(iv) a tender or exchange offer for 10% or more of the outstanding shares of Piedmont Common Stock is commenced (other than by Private or an affiliate thereof) and Piedmont’s Board of Directors recommends that shareholders of Piedmont tender their shares in such tender offer or fails to recommend that shareholders reject such tender offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; provided, however, no Termination Fee is payable under this Section 7.2(a)(iv) in the event this Agreement shall have been terminated pursuant to Section 7.1(a) or (b).

(b) In the event this Agreement is terminated prior to the Effective Time for any reason other than (i) mutual agreement of the parties pursuant to Section 7.1(a), (ii) a valid termination by either party pursuant to Section 7.1(b), or (iii) a valid termination by Piedmont pursuant to Section 7.1(d), the Termination Fee, unless previously paid pursuant to Section 7.2(a), shall continue to be payable by Piedmont to Private upon the consummation of any Acquisition Transaction that is entered into or announced during the 18-month period from and after the date of such termination; provided, however, that if the termination is pursuant to Section 7.1(e), the Termination Fee shall be payable only if such Acquisition Transaction is with a party (or an affiliate of a party) that had delivered a written proposal for, or otherwise engaged in activities relating to, an Acquisition Transaction prior to the termination date of this Agreement.

(c) Upon payment of the fee described in this Section 7.2, Piedmont shall have no further liability to Private at law or in equity with respect to such termination, or with respect to Piedmont’s Board of Director’s failure to take action to convene the Shareholders’ Meeting and/or recommend that Piedmont’s shareholders adopt this Agreement and the Certificate of Amendment.

(d) Piedmont acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Private would not enter into this Agreement. Accordingly, if Piedmont fails to pay timely any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Private commences a suit that results in a judgment against Piedmont for the amount payable to Private pursuant to this Section 7.2, Piedmont shall pay to Private its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable Federal Funds rate.

Section 7.3 Effect of Termination. In the event of termination of this Agreement by either Piedmont or Private as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of Piedmont, Private, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 5.4(b), 7.2, 7.3, and 8.8 shall survive any termination of this Agreement and (ii) neither Piedmont nor Private shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

Section 7.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended in writing only by the parties hereto; provided, however, that there may not be, without further approval of Piedmont’s shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Piedmont Common Stock as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.5 Extension; Waiver. At any time before the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided however, that there may not be, without further approval of Piedmont’s shareholders, any waiver under this Agreement which reduces the amount or, except as expressly contemplated by Section 1.4, changes the form of the consideration to be delivered to the holders of Piedmont Common Stock as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement (or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Private addressed to:	PrivateBancorp, Inc. 70 West Madison Suite 900 Chicago, Illinois 60602 Attention: Ralph B. Mandell Chairman, President and Chief Executive Officer Telephone: (312) 683-7100 Facsimile: (312) 683-7111
with a copy to:
Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601
Attention:     Thomas P. Desmond, Esq.
                        Jennifer Durham King, Esq.
Telephone:    (312) 609-7500
Facsimile:       (312) 609-5005

If to Piedmont, addressed to:	Piedmont Bancshares, Inc. 3423 Piedmont Road, Suite 225 Atlanta, Georgia 30305 Attention: Brian D. Schmitt President and Chief Executive Officer Telephone: (404) 926-2400 Facsimile: (404) 926-2424
with a copy to:
Womble Carlyle Sandridge & Rice, PLLC
One Atlantic Center, Suite 3500
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention:      Steven S. Dunlevie, Esq.
                        Betty Orazem Derrick, Esq.
Telephone:    (404) 872-7000
Facsimile:       (404) 888-7490

Section 8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A signature page of this Agreement executed and transmitted via electronic means shall be deemed an original for all purposes.

Section 8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 8.6 Governing Law. This Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law.

Section 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If, however, any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a similar result.

Section 8.8 Publicity. Except as otherwise required by applicable law or the rules of any applicable securities exchange, neither Piedmont nor Private shall, nor shall Piedmont or Private permit the Bank or any subsidiary of Private, respectively, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

Section 8.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 5.10, this Agreement (including the documents and instruments referred to herein) shall not confer upon any person other than the parties hereto (or thereto) any rights or remedies hereunder.

Section 8.10 Transaction Expenses. Except as set forth in Section 7.2, and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Piedmont and Private, whether or not the Merger is consummated, all fees and expenses incurred by Piedmont or Private, as applicable, in connection with the Merger, including all legal, accounting, financial advisory, fairness opinion, consulting and all other fees and expenses of third parties incurred by Piedmont or Private, as applicable, in connection with the negotiation and effectuation of the transactions contemplated by this Agreement shall be the obligations of either Piedmont or Private, to the extent such party incurred such fees and expenses.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Private and Piedmont have executed this Agreement as of the day and year hereinabove first written.

PRIVATEBANCORP, INC.
By:	/s/ Ralph B. Mandell
Name:	Ralph B. Mandell
Title:	Chairman, President and Chief Executive Officer

PIEDMONT BANCSHARES, INC.
By:	/s/ Brian D. Schmitt
Name:	Brian D. Schmitt
Title:	President and Chief Executive Officer